Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Separation Agreement”) is entered into as of the “Effective Date” (as defined below in Section 11), by and between Tenet Healthcare Corporation (the “Company”) and Trevor Fetter (“Executive” and, together with the Company, collectively the “Parties”). The Parties hereby agree as follows:

1. Separation from Employment. Executive’s employment with the Company and its affiliates terminated on October 23, 2017 (the “Separation Date”). Executive acknowledges that the Company and its Affiliates (for purposes of this Separation Agreement, “Affiliate” shall mean “Affiliate” as defined in the Tenet Third Amended and Restated Executive Severance Plan, as amended and restated effective November 6, 2013 attached hereto as Attachment A (the “ESP”)) have paid all base salary, paid time off under Company policy and all other earned wages due to Executive through the Separation Date except for an amount in cash equal to $14,862.20, which will be paid (subject to any required withholdings and deductions) no later than three weeks following the Separation Date, and the Company shall pay Executive all expense reimbursements due to him in accordance with Company policy, provided that Executive submits such expense reimbursements within thirty (30) days following the Separation Date. Executive acknowledges and agrees that (a) for all purposes his employment with and services to the Company and its Affiliates terminated in all respects as of the Separation Date, without the necessity of any further action, and Executive will automatically resign from all positions with the Company and its Affiliates, without necessity of any further action, including as a member of the Board of Directors of the Company and/or as a member of the Board of Directors of any Affiliate of the Company, (b) Executive agrees to execute any additional documentation reasonably requested by the Company to effectuate such terminations and resignations, (c) following the Separation Date, Executive acknowledges and agrees that he is not authorized to hold himself out as employed by, or authorized to act on behalf of, the Company or its Affiliates, or to bind or make any commitments on behalf of the Company, and (d) except as expressly provided in this Separation Agreement including the attachments hereto, the Company will have no further obligation to Executive. Notwithstanding the foregoing, during the Severance Period (as defined below) Executive agrees that he will provide back-up certifications as reasonably requested by the Company to assist the Company’s principal executive officer to sign and certify any filings required by law or any regulation, it being understood that such certificates shall apply only to periods during which Executive was employed by the Company prior to the Separation Date.

2. Qualifying Termination under Tenet Executive Severance Plan. Executive’s separation from the Company constitutes a Qualifying Termination under the ESP, and, as the former Chief Executive Officer of the Company, Executive is entitled to, subject in all respects to the terms and conditions of this Separation Agreement and the ESP, the payments and benefits applicable to his title as set forth in Article III, Section 3.1 (Severance Benefits prior to Change of Control) of the ESP, as set forth on Attachment B. Executive acknowledged and accepted the ESP in the Tenet Executive Severance Plan Agreement dated April 1, 2013 and attached hereto as Attachment C (“Executive’s Agreement to ESP”). In addition, Executive will be eligible to receive the other benefits and payments set forth on Attachment B in accordance with the terms and conditions of this Separation Agreement and Attachment B. The benefits set forth on Attachment B are collectively referred to herein as the “Attachment B Benefits”.

3. Timing of Payments. As severance pay under the ESP, subject to Section 9 and Section 10 below, Executive is entitled to the Cash Severance (as defined in Attachment B) to be paid following the “ADEA Release Effective Date” (as defined below) and subject to the remainder of this Section 3, in substantially equal biweekly installments over the three (3) years following the Separation Date (the “Severance Period”); provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 14 hereof), any such payment scheduled to occur during the period following the Separation Date and prior to the ADEA Release Effective Date shall not be paid until the first (1st) regularly scheduled pay period following the ADEA Release Effective Date and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. All payments under the ESP and this Separation Agreement will be subject to standard withholdings and other deductions authorized or permitted by law.

4. Benefits Coverage. During the Severance Period, Executive will also be eligible to continue participation in the Company’s medical, dental, vision and life insurance and long-term care benefit plans in which Executive participated immediately prior to the Separation Date, subject to his paying his portion of the cost of such coverages as in effect as of the Separation Date to the extent permitted by the terms and conditions of such plans. At the end of the Severance Period, Executive will receive, under separate cover, information regarding his rights under the Consolidated Omnibus Budget Reconciliation Act and, if applicable, state continuation coverage laws (collectively, “COBRA”) at his sole expense. Executive should review the COBRA notice and election forms carefully to understand his rights and obligations to make timely elections, provide timely notification and make timely premium payments. Any such coverage will be limited and reduced to the extent equivalent coverage is otherwise provided by (or available from or under) any other employer of the Executive (with Executive being required to notify the Company within one (1) week of becoming aware of such coverage). Nothing in this Section 4 is intended to enlarge or diminish Executive’s rights and obligations with respect to such coverages under the ESP.

5. No Further Compensation or Benefits; No Mitigation. Concurrently with the execution of this Separation Agreement, Executive and the Company will also execute a consulting agreement attached hereto as Attachment E. Other than as expressly provided in this Separation Agreement, including the attachments hereto (including Attachment B and Attachment E), or as otherwise provided under applicable law, Executive is not entitled to any additional compensation or benefits from the Company or any of its Affiliates following the Separation Date; provided, however, that, in the event a Change of Control (as defined in the ESP) occurs on or prior to the six (6)-month anniversary of the Separation Date, Executive will be eligible for the payments and benefits set forth in Sections 3.2 and 3.7 of the ESP. For the sake of clarity, except as set forth herein nothing in this Separation Agreement, including the attachments hereto (including Attachment B and Attachment E), is intended to negate or otherwise adversely affect Executive’s rights under compensation, benefit and retirement plans and programs at the Company including, without limitation, the Tenet Healthcare Corporation Ninth Amended and Restated Supplemental Executive Retirement Plan, as amended and restated effective as of November 30, 2015 (the “SERP”), the Ninth Amended and Restated Tenet 2001 Deferred Compensation Plan, as amended and restated effective as of May 9, 2012 and the Fourth Amended and Restated Tenet 2006 Deferred Compensation Plan, as amended and restated effective as of November 30, 2015 (collectively, the “DCP”) and the 401(k) plan. In no event shall the Executive be obligated to seek

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other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Separation Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer, except as required by applicable law.

6. Indemnification Rights. Following the Separation Date, the Company shall continue to provide Executive with the same indemnification in respect of his services as an officer of the Company and any Affiliate of the Company (whether provided in the Company’s by-laws or certificate of incorporation, in one or more separate agreements or as an insured under any director’s and officer’s liability insurance policy now or previously in force) as is provided to other, similarly situated former officers of the Company.

7. Cooperation; No Cooperation with Non-Governmental Third Parties. In consideration of a payment to Executive of $100 (the “Special Payment”), Executive agrees that he will reasonably cooperate with the Company, upon request, in relation to (a) the defense, prosecution or other involvement in any continuing or future claims, lawsuits, arbitrations, proceedings, charges, and internal or external investigations which arise out of events or business matters over which Executive had responsibility or about which Executive may have knowledge or serve as a witness, (b) acquisitions and dispositions by the Company and its Affiliates with which Executive was involved while employed and (c) any other matter as Executive may be reasonably directed by the Company. Executive hereby covenants and agrees to testify truthfully in any and all such matters and proceedings. Such continuing duty of cooperation shall include (i) deposition and witness appearances, (ii) making himself reasonably available to the Company or to one or more individuals as directed by the Company, upon reasonable notice, for interviews, meetings or periodic updates on matters specified by the Company and (iii) furnishing information to the Company, its legal counsel or other individuals upon request. The cooperation to be provided hereunder is not expected to exceed fifteen (15) hours per month, other than preparing for and attending depositions and witness appearances which shall not be limited as to duration. In addition, the Company shall act reasonably and in good faith in connection with any request for such cooperation and shall take into account and accommodate to the extent practicable under the circumstances, in connection with any such request, Executive’s other commitments, including, without limitation, commitments to any future employer of Executive. Executive shall also act reasonably and in good faith in the provision of such cooperation. In addition, the Company will reimburse actual documented reasonable out-of-pocket expenses necessarily incurred in connection with this Section 7, such as out-of-town travel, lodging, and meals as if incurred under the Company’s expense reimbursement policy for officers in accordance with Company policy and procedures. Executive shall not knowingly encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any Released Claims (as defined below in Section 10) by any non-governmental third party against the Company or any of its Affiliates, unless required to do so by law. Notwithstanding anything to the contrary, in the event that the Executive shall be requested to cooperate with the Company after the end of the Severance Period, the Company shall pay the Executive $5,000 per diem for his services pursuant to this Section 7, such payment to be made within 30 days of receipt of written request. Executive acknowledges and agrees that the payments made to him under this Section 7 constitute an enhanced benefit which is conditioned on Executive’s agreement to the matters set forth in this Separation Agreement and exceeds any remuneration to which Executive is otherwise entitled under the ESP.

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8. Permitted Disclosures. The Parties agree that no provision of this Separation Agreement or any other agreement between the Parties or any policy of the Company or its Affiliates shall be construed or interpreted in any way to limit, restrict or preclude any of the Parties from (a) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Separation Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating or testifying in any action, investigation, or proceeding with, or providing information to any governmental agency or legislative body, any self-regulatory body in the performance of its investigatory or other lawful duties and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Separation Agreement or any other agreement between the Parties or any other any policy of the Company or its Affiliates prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. The Parties acknowledge and agree that, in connection with Executive’s separation from the Company, the Company has requested that he fully and truthfully disclose to the Company or its Affiliates any violations of law or regulatory requirements, or material breaches of contract by the Company or its Affiliates about which he is aware or believes in good faith to have occurred. As of the date upon which he executes this Separation Agreement, Executive confirms that he has nothing to report to the Company under this Section 8. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or any of its Affiliates that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Separation Agreement or any other agreement between the Parties or any policy of the Company or any of its Affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

9. Restrictive Covenants.

(a) Executive agreed to the restrictive covenants set forth in Section 3.7 of the ESP (the “Continuing Obligations”) when Executive entered into the Executive’s Agreement to ESP. As of the date upon which Executive signs this Separation Agreement, Executive acknowledges and agrees that he has not breached any of the Continuing Obligations. Following the ADEA Release Effective Date, the Company will instruct its board members and senior executives not to make any negative comments or otherwise defame or disparage Executive to any third parties, except as required by law, it being understood and agreed that disparagement does not include compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, statements in response to any inquiry from a court or regulatory body, or statements or comments in rebuttal of media stories or alleged media stories.

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(b) Executive agrees that from the date hereof and through the conclusion of the Severance Period he will not disparage the Company, any of its Affiliates, Glenview Capital Management or any of their respective boards of directors or other governing body, executives, employees, or products or services, it being understood and agreed that disparagement does not include compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, statements in response to any inquiry from a court or regulatory body, or statements or comments in rebuttal of media stories or alleged media stories. Executive further agrees to comply with Section 3 of the Non-Prosecution Agreement dated as of September 30, 2016 by and between the Company and the U.S. Department of Justice, so long as the Company is subject to Section 3 thereof.

(c) The Parties agree that (i) on and following Executive’s execution of the Executive’s Agreement to ESP, the Company and its Affiliates provided Executive with access to and knowledge of a substantial amount of confidential and proprietary information of the Company and its Affiliates, which was and is of vital importance to the success of the business of the Company and its Affiliates, (ii) in exchange for agreeing to the Continuing Obligations by virtue of Executive’s execution of the Executive’s Agreement to ESP, Executive was provided with certain termination protections pursuant to the ESP and provided with additional confidential and propriety information as described in sub-clause (i) above and (iii) Executive is receiving consideration for which he would not otherwise be entitled in the absence of agreeing to and complying with the Continuing Obligations. Executive further acknowledges and agrees that the enforcement of the Continuing Obligations is necessary to ensure the protection and continuity of the business and goodwill of the Company and that such restrictions are reasonable as to geography, duration and scope.

(d) Executive agrees that the Company would suffer irreparable harm if Executive were to breach, or threaten to breach, the Continuing Obligations and that the Company would, by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction or pursuant to the arbitration procedures in this Separation Agreement, without the need to post a bond. This Section 9(d) shall not diminish the right of the Company to claim and recover damages in addition to injunctive relief. Executive understands that his breach of (i) this Separation Agreement during the Severance Period, including, without limitation, this Section 9, or (ii) the Continuing Obligations, will eliminate his entitlement to the Attachment B Benefits or other benefits set forth in, or provided under, this Separation Agreement not yet paid or earned and, with respect to such payments already paid or earned, in the event of such a breach, Executive will be required to immediately repay any such amounts requested by the Company. For the sake of clarity, in no event shall the Executive’s benefits (i) under the SERP be forfeited or returned except (x) as provided in Section 9.4(b) of the SERP or (y) with respect to the additional age and service credit granted by the ESP, as provided herein in Paragraph 2 of Attachment B and as provided in the ESP; or (ii) under the DCP and 401(k) plan be forfeited or returned.

10. Release.

(a) Subject to Section 10(b), Executive, on behalf of himself and his heirs, executors, administrators, personal representatives, successors and assigns, covenants that he has no Claim (as defined below) against any of the Company Releasees (as defined below) currently pending before any state or federal court, agency, or tribunal; and in exchange for the consideration

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set forth herein, he hereby, on behalf of himself and his heirs, executors, administrators, personal representatives, successors and assigns, fully, finally and forever releases and discharges the Company, and all of its predecessor, successor, parent, subsidiary, and Affiliates and its and their current and former stockholders, owners, investors, directors, members, trustees, partners, officers, supervisors, executives, employees, attorneys, insurers, benefit plans, representatives, fiduciaries and/or agents and their respective heirs, executors, administrators, personal representatives, successors and assigns (hereinafter, “Company Releasees”) from all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities, whether known or unknown, suspected or unsuspected (each, a “Claim”), that Executive has or may have against any of the Company Releasees arising prior to and through Executive’s execution of this Separation Agreement, including, without limitation (i) any Claims arising out of or relating to his employment with any Company Releasees or the termination thereof, (ii) any Claims arising from or in any way related to any agreement between Executive and any Company Releasees, and/or (iii) any Claims arising from or in any way related to any awards, policies, plans, programs or practices of any of the Company Releasees (herein, collectively the “Released Claims”). Without limitation, the Released Claims herein include Claims arising under the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act, the “ADEA”) and any and all other federal, state or local laws, acts, statutes, codes, orders, judgments, injunctions, rulings, decrees, writs, regulations or ordinances.

(b) Nothing in Section 10(a) hereof shall be deemed to release or waive (i) any Claims which cannot be waived by private agreement, including any Claims for workers’ compensation or unemployment insurance, (ii) any retirement plan benefits which were vested as of Executive’s Separation Date, including Executive’s benefits under the SERP, (iii) any rights under the Company’s employee benefit plans in accordance with the terms thereof to the extent such rights survive the execution of this Separation Agreement pursuant to the terms of this Separation Agreement, the terms of the applicable plans, or applicable law, or (iv) rights pursuant to this Separation Agreement. Executive acknowledges that he is not waiving and is not being required to waive any right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other similar government agency that is authorized to enforce or administer laws related to employment that prohibits waiver of such right; provided, however, that Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation, excepting only any benefit or remedy to which Executive is or becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(c) Executive acknowledges that Executive may later discover Claims or facts that may be different from, or in addition to, those which Executive now knows or believes to exist with regard to the subject matter of this release, and which, if known at the time of executing this Separation Agreement, may have materially affected this release or Executive’s decision to enter into it. Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.

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(d) Executive represents that he has made no assignment or transfer of any right or Claim covered by this Separation Agreement and agrees he is not aware of any such right or Claim.

(e) Notwithstanding anything in this Separation Agreement to the contrary, Executive’s release of Claims under the ADEA (the “ADEA Release”) shall only become effective upon: (i) Executive’s separate signature set forth on the signature page of this Separation Agreement reflecting his assent to his release of Claims under the ADEA and (ii) the occurrence of the ADEA Release Effective Date.

11. Effective Date and ADEA Release Effective Date. Executive has carefully read and fully understands all of the provisions of this Separation Agreement. Executive is entering into this Separation Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing and not revoking the ADEA Release. Executive acknowledges that he has been advised and is aware of his right to consult with legal counsel of his choice prior to signing this Separation Agreement. He further acknowledges that he has until twenty-one (21) calendar days after the Separation Date during which to consider, sign and return this Separation Agreement. Executive may elect to return this Separation Agreement earlier if he wishes. The “Effective Date” of this Separation Agreement shall be the date upon which the Executive executes this Separation Agreement. Executive has the right to revoke the ADEA Release for a period of seven (7) calendar days after his execution of it. In order for such revocation to be effective, notice of Executive’s revocation of the ADEA Release must be received in writing by the Company at CorporateSecretary@tenethealth.com within the seven (7) calendar day period following Executive’s execution of this Separation Agreement. In the event of such revocation of the ADEA Release by Executive, with the exception of the ADEA Release (which shall become null and void), this Separation Agreement shall otherwise remain fully effective. Provided that Executive does not revoke his execution of the ADEA Release within such seven (7) day revocation period, the “ADEA Release Effective Date” shall occur on the eighth (8th) calendar day after the date on which Executive signs the signature page of this Separation Agreement reflecting his assent to the ADEA Release. By Executive’s execution of the ADEA Release and non-revocation, this Separation Agreement constitutes a voluntary waiver and release of Executive’s rights and claims under the ADEA.

12. Release by the Company. Subject to the occurrence of the ADEA Release Effective Date, the Company, on behalf of itself and its controlled subsidiaries, fully, finally and forever releases and discharges Executive and his heirs, executors, administrators, personal representatives, successors and assigns (“Executive Releasees”) from all Claims of which the Company’s Board of Directors is aware (as of the date upon which the Company signs this Separation Agreement) against Executive arising prior to and through execution of this Separation Agreement by the Company, including, without limitation (a) any Claims arising out of or relating to the Company’s employment with the Company and its Affiliates or the termination thereof, (b) any Claims arising from or in any way related to any agreement between Executive and the Company and its Affiliates, and/or (c) any Claims arising from or in any way related to any awards, policies, plans, programs or practices of the Company and its Affiliates; provided, however, that this Section 12 is not intended to and shall not release or limit Claims (i) relating to the Continuing Obligations, (ii) seeking to enforce the terms of this Separation Agreement, (iii) arising out of or relating to violations of any federal, state or local laws, and/or (iv) arising out of or relating to fraud, theft, embezzlement, breaches of fiduciary duties or other acts of intentional misconduct by Executive.

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13. Return of Company Property. Executive represents that he has returned, or within 60 days following the Separation Date will return, to the Company all property in his possession or control, in any form whatsoever, including without limitation, equipment, telephones, smart phones, PDAs, laptops, credit cards, keys, access cards, identification cards, security devices, network access devices, pagers, confidential or proprietary information, documents, manuals, reports, books, compilations, work product, e-mail messages, recordings, tapes, removable storage devices, hard drives, computers and computer discs, files and data, which Executive prepared or obtained during the course of his employment with the Company. Executive has also provided the Company with the passcodes to any lock devices or password protected work-related accounts. If Executive discovers any property of the Company or any of its Affiliates in his possession after the date hereof, Executive shall immediately return such property to the Company. If Executive informs the Company in writing within thirty (30) days of the date of this Separation Agreement that items of his personal property are still in the possession or control of the Company, the Company shall, at its sole cost and expense, return such personal property to Executive. Notwithstanding the foregoing, Executive may retain his personal property, including the following (a) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books; (b) copies of external speeches and presentations made by Executive, video or audio copies of media appearances made by Executive and copies of written articles in which Executive is quoted or mentioned; (c) information showing Executive’s compensation or relating to the reimbursement of expenses incurred by him; and (d) copies of plans, programs and agreements related to his employment, or termination thereof, with the Company; provided such personal property, in each case, does not contain (as a result of redaction or otherwise) any confidential information of the Company or any of its Affiliates.

14. Section 409A.

(a) To the extent necessary to comply with, and avoid penalties under, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), final regulations issued by the Internal Revenue Service and any additional guidance issued by the Internal Revenue Service with respect to Code Section 409A, and, accordingly, to the maximum extent permitted, this Separation Agreement shall be interpreted to be in compliance therewith. Executive’s termination of employment with the Company on the Separation Date shall constitute a “separation from service” for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Separation Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 14 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Separation Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein

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(b) To the extent that reimbursements or other in-kind benefits under this Separation Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Separation Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Separation Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d) Notwithstanding any other provision of this Separation Agreement to the contrary, in no event shall any payment under this Separation Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

15. Arbitration. Executive and the Company acknowledge and agree that they are bound by the Company’s Fair Treatment Process that is attached hereto as Attachment D (the “FTP”). The procedures of the FTP are hereby expressly incorporated by reference into this Separation Agreement, and Executive and the Company agree that any disputes between the Parties, which are subject to binding arbitration, shall begin at Step 5 (Final and Binding Arbitration) of the FTP; provided, however, that nothing in this Separation Agreement or the FTP shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement, and nothing in this Separation Agreement or the FTP shall be interpreted to mean that Executive is precluded from filing complaints with the federal Equal Employment Opportunity Commission or the National Labor Relations Board. Notwithstanding the foregoing and the FTP, both of the Parties shall have the right to (a) seek a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration, from a court of competent jurisdiction, subject to Section 16 below; or (b) interim injunctive or equitable relief from the arbitrator pursuant to the American Arbitration Association rules, in each case to prevent any violation of any agreement. Any arbitration proceeding brought under this Separation Agreement shall be conducted in Dallas, Texas. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law. A judgment upon the award rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision, or award rendered hereunder, and the validity, effect, and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

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16. Venue. In any action seeking a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration, from a court of competent jurisdiction, any Party to this Separation Agreement shall bring the legal action or proceeding in a federal or state court of competent jurisdiction sitting in Dallas, Texas in or in any state and county in which the Company contends that Executive has breached any agreement with or duty to the Company (the “Designated Courts”). Each Party consents to the exclusive personal jurisdiction of the Designated Courts. In any action seeking a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration, from a court of competent jurisdiction, each Party to this Separation Agreement waives, to the fullest extent permitted by law, (a) any objection which it or he/she may now or later have to a Designated Court as the proper venue for any legal action or proceeding arising out of or relating to this Separation Agreement, except as otherwise set forth herein, and (b) any claim that any action or proceeding brought in a Designated Court has been brought in an inconvenient forum.

17. Waiver of Jury Trial and Class Action. EXECUTIVE AND THE COMPANY BOTH EXPRESSLY AND IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING ARISING FROM OR RELATED IN ANY WAY TO THIS SEPARATION AGREEMENT OR ANY PROVISIONS HEREOF. THIS SEPARATION AGREEMENT PROVIDES FOR THE EXCLUSIVE RESOLUTION OF DISPUTES THROUGH LEGAL ACTION ON A PARTY’S OWN BEHALF INSTEAD OF THROUGH ANY CLASS ACTION. EVEN IF THE APPLICABLE LAW PROVIDES OTHERWISE, THE PARTIES AGREE THAT ANY ACTION AGAINST THE OTHER PARTY WHATSOEVER SHALL BE BROUGHT BY SUCH PARTY INDIVIDUALLY AND NOT AS A MEMBER OF ANY CLASS OR AS PART OF A CLASS ACTION, AND THE PARTIES EXPRESSLY WAIVE ANY AND ALL RIGHT OF SUCH PARTY TO PARTICIPATE IN A CLASS ACTION.

18. Non-Admission of Liability. Neither this Separation Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by the Executive Releasees or the Company Releasees of any violation of any law or regulation or of any liability whatsoever to Executive. Notwithstanding the foregoing, this Separation Agreement may be introduced into a proceeding solely for the purpose of enforcing this Separation Agreement.

19. Entire Agreement. This Separation Agreement, together with the ESP, the Executive’s Agreement to ESP, the consulting agreement contained in Attachment E hereto, and any other documents or plans expressly referenced therein and herein, contains the entire agreement and understanding between the Company and Executive and supersedes all prior discussions, negotiations, representations, proposals, understandings and all agreements of every kind and nature, whether written or oral, concerning the subject matter hereof. This is an integrated document. The Parties represent that, in executing this Separation Agreement, each of the Parties has not relied upon any representation or statement made by the other Party, other than those set forth in this Separation Agreement, with regard to the subject matter, basis, or effect of this Separation Agreement.

20. Severability; Blue-Penciling. If any term or provision of this Separation Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Separation Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Separation Agreement is invalid, illegal or unenforceable, this

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Separation Agreement shall be enforceable as closely as possible to its original intent, which is to provide the Company Releasees with a full release of all legally releasable Claims through the date upon which Executive signs this Separation Agreement. Moreover, if any one or more of the provisions contained in this Separation Agreement shall be held to be excessively broad as to geography, duration or scope, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent permitted by applicable law.

21. Assignment. Executive shall not assign any rights or delegate or subcontract any obligations, under this Separation Agreement. The Company may freely assign all rights and obligations of this Separation Agreement to a successor in interest (including but not limited to, a purchaser of assets), or to an Affiliate in which case the Company shall be responsible for the Affiliate’s performance of the obligations hereunder.

22. Counterparts. This Separation Agreement may be executed in one or more counterparts, and each counterpart when executed shall have the efficacy of a signed original, but all of which together will constitute one and the same agreement. Photographic, electronic or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose and shall be considered to have the same binding legal effect as if they were the original signed version of this Separation Agreement delivered in person.

23. Governing Law. This Separation Agreement shall be construed and enforced in accordance with and governed by the laws of State of Texas (determined without regard to the conflicts of law principles thereof).

24. Third-Party Beneficiaries. As third-party beneficiaries of this Separation Agreement, any Company Releasees and Executive Releasees will be entitled to enforce this Separation Agreement in accordance with its terms.

25. Amendments; Waivers. No amendment to or waiver of this Separation Agreement or any of its terms will be binding upon any Party unless consented to in writing by Executive and an authorized representative of the Company. No waiver by either Party of a breach of any provision of this Separation Agreement by the other Party, or of compliance with any condition or provision of this Separation Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time.

26. No Strict Construction. The language used in this Separation Agreement will be deemed to be the language mutually chosen by the Parties. This Separation Agreement, and the provisions contained within it, shall not be construed or interpreted for or against any Party because that Party drafted or caused that Party’s legal representatives to draft any of its provisions.

[Remainder of page intentionally left blank. Signature page follows.]

11

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement as of the dates written below.

EXECUTIVE

/s/ Trevor Fetter
(signature)
Printed Name: Trevor Fetter

Dated: October 23, 2017

AGREED AND ACKNOWLEDGED
WITH RESPECT TO ADEA RELEASE

EXECUTIVE

/s/ Trevor Fetter
(signature)
Printed Name: Trevor Fetter

Dated: October 23, 2017

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement as of the dates written below.

TENET HEALTHCARE CORPORATION

By:	/s/ Ronald A. Rittenmeyer
Ronald A. Rittenmeyer
Executive Chairman

Dated: October 23, 2017

ATTACHMENT A

ESP

EXECUTION COPY

TENET

THIRD AMENDED AND RESTATED

EXECUTIVE SEVERANCE PLAN

As Amended and Restated Effective November 6, 2013

THIRD AMENDED AND RESTATED

EXECUTIVE SEVERANCE PLAN

(i)

THIRD AMENDED AND RESTATED

EXECUTIVE SEVERANCE PLAN

ARTICLE I

PREAMBLE AND PURPOSE

1.1	Preamble. In January 2003, Tenet Healthcare Corporation (the “Company”) adopted the Tenet Executive Severance Protection Plan (the “TESPP”) to provide Covered Executives of the Company and its affiliates with certain cash severance payments and/or other benefits in the event of a termination of the executive’s employment as a result of a “qualifying termination,” as defined in the TESPP, or under certain other circumstances following a “change of control,” as defined in the TESPP. Effective May 11, 2006, the Company amended and restated the TESPP to:

(a)	expand the classification of employees eligible to participate in such plan;

(b)	modify (and in the case of a change of control expand) the severance payments and other benefits payable under such plan on account of a qualifying termination;

(c)	amend, restate and replace the associated individual TESPP agreements, the change of control agreements, and the severance provisions of any employment agreements that cover eligible executives with a severance plan agreement, a copy of which was attached to as such amended and restated plan as Appendix B,

(d)	revise the definition of change of control;

(e)	modify the administration and claims review procedures under the plan;

(f)	comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

(g)	change the name of the plan to the “Tenet Executive Severance Plan” (the “ESP”).

The Company intended that the ESP and Tenet Executive Severance Plan Agreement attached thereto as Appendix A serve as an amendment and restatement of the TESPP, the associated individual TESPP agreements, the change of control agreements and the severance provisions of any employment agreement that covers an eligible executive, as applicable, to comply with the requirements of section 409A of the Code, effective as of January 1, 2005, or, in the case of an individual TESPP agreement, change of control agreement or employment agreement, the effective date of such agreement, if later. To the extent that an executive did not elect to participate in this ESP, such executive’s TESPP agreement, change of control agreement or employment agreement, as applicable, remained in effect and was amended to comply with the provisions of section 409A of the Code.

Effective December 31, 2008, the Company amended and restated the ESP effective to comply with final regulations issued under section 409A of the Code. The Company again amended and restated the ESP effective May 9, 2012 to, among other things, revise certain definitions and modify the benefits provided.

By this instrument, the Company amends and restates the ESP effective November 6, 2013 to delegate to the Senior Vice President, Human Resources and the Plan Administrator the authority to determine the employees eligible to participate in the ESP and the level of severance benefits each employee will receive. This amended and restated ESP will be known as the Tenet Third Amended and Restated Executive Severance Plan.

The Company may adopt one or more domestic trusts to serve as a possible source of funds for the payment of benefits under the ESP.

1.2	Purpose. Through the ESP, the Company intends to permit the deferral of compensation and to provide additional benefits to a select group of management or highly compensated employees of the Company and its affiliates. Accordingly, it is intended that the ESP will not constitute a “qualified plan” subject to the limitations of section 401(a) of the Code, nor will it constitute a “funded plan,” for purposes of such requirements. It also is intended that the ESP will qualify as a “pension plan” within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is exempt from the participation and vesting requirements of Part 2 of Title I of ERISA, the funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

End of Article I

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1	Definitions. When a word or phrase appears in this ESP with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be a term defined in this Section 2.1. The following words and phrases with the initial letter capitalized will have the meaning set forth in this Section 2.1, unless a different meaning is required by the context in which the word or phrase is used.

(a)	“Affiliate” means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as the Company.

(b)	“AIP” means the Company’s Annual Incentive Plan, as the same may be amended, restated, modified, renewed or replaced from time to time.

(c)	“Base Salary” means the Covered Executive’s annual gross rate of pay including amounts reduced from the Employee’s compensation and contributed on the Employee’s behalf as deferrals under any qualified or non-qualified employee benefit plans sponsored by the Employer in effect immediately before a Qualifying Termination. Base Salary excludes bonuses, hardship withdrawal allowances, Annual Incentive Plan Awards, housing allowances, relocation payments, deemed income, income payable under the SIP or other stock incentive plans, Christmas gifts, insurance premiums and other imputed income, pensions, and retirement benefits.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Bonus” means the amount payable to a Covered Executive, if any, under the AIP.

(f)	“Cause” means

(i)	when used in connection with a Qualifying Termination triggering benefits pursuant to Section 3.1, a Covered Executive’s:

(A)	dishonesty,

(B)	fraud,

(C)	willful misconduct,

(D)	breach of fiduciary duty,

(E)	conflict of interest,

(F)	commission of a felony,

(G)	material failure or refusal to perform his job duties in accordance with Company policies,

(H)	a material violation of Company policy that causes harm to the Company or an Affiliate, or

(I)	other wrongful conduct of a similar nature and degree.

A failure to meet or achieve business objectives, as defined by the Company, will not be considered Cause so long as the Covered Executive has devoted his best efforts and attention to the achievement of those objectives.

(ii)	when used in connection with a Qualifying Termination triggering benefits pursuant to Section 3.2:

(A)	any intentional act or misconduct materially injurious to the Company or any Affiliate, financial or otherwise, but not limited to, misappropriation or fraud, embezzlement or conversion by the Covered Executive of the Company’s or any Affiliate’s property in connection with the Covered Executive’s employment with the Company or an Affiliate,

(B)	Any willful act or omission constituting a material breach by the Covered Executive of a fiduciary duty,

(C)	A final, non-appealable order in a proceeding before a court of competent jurisdiction or a final order in an administrative proceeding finding that the Covered Executive committed any willful misconduct or criminal activity (excluding minor traffic violations or other minor offenses), which commission is materially inimical to the interests of the Company or any Affiliate, whether for his personal benefit or in connection with his duties for the Company or an Affiliate,

(D)	The conviction (or plea of no contest) of the Covered Executive for any felony,

(E)	Material failure or refusal to perform his job duties in accordance with Company policies (other than resulting from the Covered Executive’s disability as defined by Company policies), or

(F)	A material violation of Company policy that causes material harm to the Company or an Affiliate.

A failure to meet or achieve business objectives, as defined by the Company, will not be considered Cause so long as the Covered Executive has devoted his reasonable efforts and attention to the achievement of those objectives. For purposes of this Section, no act or failure to act on the part of the Covered Executive shall be deemed “willful”, “intentional” or “knowing” if it was undertaken in reasonable reliance on the advice of counsel or at the instruction of the Company, including but not limited to the Board, a committee of the Board or the Chief Executive Officer (“CEO”) of the Company, or was due primarily to an error in judgment or negligence, but shall be deemed “willful”, “intentional” or “knowing” only if done or omitted to be done by the Covered Executive not in good faith and without reasonable belief that the Covered Executive’s action or omission was in the best interest of the Company.

(iii)	A Covered Executive will not be deemed to have been terminated for Cause, under either this Section 2.1(f)(i) or 2.1(f)(ii) above, as applicable, unless and until there has been delivered to the Covered Executive written notice that the Covered Executive has engaged in conduct constituting Cause. The determination of Cause will be made by the Compensation Committee with respect to any Covered Executive who is employed as the CEO, by the CEO (or an individual acting in such capacity or possessing such authority on an interim basis) with respect to any other Covered Executive except a Hospital Chief Executive Officer (“Hospital CEO”) and by the Chief Operating Officer of the Company (the “COO”) with respect to any Covered Executive who is employed as a Hospital CEO. A Covered Executive who receives written notice that he has engaged in conduct constituting Cause, will be given the opportunity to be heard (either in person or in writing as mutually agreed to by the Covered Executive and the Compensation Committee, CEO or COO, as applicable) for the purpose of considering whether Cause exists. If it is determined either at or following such hearing that Cause exists, the Covered Executive will be notified in writing of such determination within five (5) business days. If the Covered Executive disagrees with such determination, the Covered Executive may file a claim contesting such determination pursuant to Article IV within thirty (30) days after his receipt of such written determination finding that Cause exists.

(g)	“Change of Control” means the occurrence of one of the following:

(i)	A “change in the ownership of the Company” which will occur on the date that any one person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires, directly or indirectly, whether in a single transaction or series of related transactions, ownership of stock in the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (“Ownership Control”). However, if any one person or more than one person acting as a group, has previously acquired ownership of more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of Section 2.1(g)(ii) below). Further, an increase in the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for cash or property will be treated as an acquisition of stock for purposes of this paragraph; provided, that for purposes of this Section 2.1(g)(i), the following acquisitions of Company stock will not constitute a Change of Control:

(A)	any acquisition, whether in a single transaction or series of related transactions, by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate which results in such employee benefit plan obtaining “Ownership Control” of the Company or

(B)	any acquisition, whether in a single transaction or series of related transactions, by the Company which results in the Company acquiring stock of the Company representing “Ownership Control” or

(C)	any acquisition, whether in a single transaction or series of related transactions, after which those persons who were owners of the Company’s stock immediately before such transaction(s) own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (or if after the consummation of such transaction(s) the Company (or another entity into which the Company is merged into or otherwise combined, such the Company does not survive such transaction(s)) is a direct or indirect subsidiary of another entity which itself is not a subsidiary of an entity, then the more than fifty percent (50%) ownership test shall be applied to the voting securities of such other entity) in substantially the same percentages as their respective ownership of the Company immediately before such transaction(s).

This Section 2.1(g)(i) applies either when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction or when there is a transfer of the stock of the Company (including a merger or similar transaction) and stock in the Company does not remain outstanding after the transaction.

(ii)	A “change in the effective control of the Company” which will occur on the date that either (A) or (B) occurs:

(A)

any one person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (taking into consideration any prior acquisitions during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons), directly or indirectly, ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company (not considering stock owned by such person or group before such twelve (12) month period) (i.e., such person or group must acquire within a twelve (12) month period stock possessing at least thirty-five percent (35%) of the total voting power of the stock of the Company) (“Effective Control”), except for (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate which results in such employee benefit plan obtaining “Effective Control” of the Company or (ii) any acquisition by the Company. The occurrence of “Effective Control” under this Section 2.1(g)(ii)(A) may be nullified by a vote of that number of the members of the Board of Directors of the Company (“Board”), that exceeds two-thirds (2/3) of the independent members of the Board, which vote must occur before the time, if any, that a “change in the effective control of the Company” has occurred under Section 2.1(g)(ii)(B) below. In the event of such a supermajority vote, such transaction or series of related transactions shall not be treated as an event constituting “Effective Control”. For avoidance of doubt, the ESP provides that in the event of the occurrence of the acquisition of ownership of stock of the Company that reaches or exceeds the thirty-five percent (35%) ownership threshold described above, if more than two-thirds (2/3) of the independent members of the Board take action to resolve that such an acquisition is not a “change in the effective control of the Company” and a majority of the members of the Board have not been replaced as provided under Section 2.1(g)(ii)(B) below, then such Board action shall be final and no “Effective Control” shall be deemed to have occurred for any purpose under the ESP.

(B)	a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Section 2.1(g)(ii), the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of Section 2.1(g)(i) above.

(iii)	A sale, exchange, lease, disposition or other transfer of all or substantially all of the assets of the Company.

(iv)	A liquidation or dissolution of the Company that is approved by a majority of the Company’s stockholders.

For purposes of this Section 2.1(g), the provisions of section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that, stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option.

(h)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations and rulings issued thereunder.

(j)	“Company” means Tenet Healthcare Corporation.

(k)	“Compensation Committee” means the Compensation Committee of the Board, which has the authority to amend and terminate the ESP as provided in Article VI.

(l)	“Covered Executive” means any Employee who is designated as a Covered Executive by the Senior Vice President, Human Resources or the Plan Administrator who enters into an ESP Agreement or an Employee who satisfied the definition of Covered Executive under the terms of a prior ESP document. To the extent permitted by applicable law, an individual will cease to be a Covered Executive as of the date he attains age sixty-five (65).

(m)	“DCP” means the Tenet 2001 Deferred Compensation Plan, the Tenet 2006 Deferred Compensation Plan and any other deferred compensation plan maintained by the Employer that covers Covered Executives.

(n)	“Effective Date” means November 6, 2013.

(o)	“Employee” means each select member of management or highly compensated employee receiving remuneration, or who is entitled to remuneration, for services rendered to the Employer, in the legal relationship of employer and employee. The term “Employee” does not include a consultant, independent contractor or leased employee even if such consultant, leased employee or independent contractor is subsequently determined by the Employer, the Internal Revenue Service, the Department of Labor or a court of competent jurisdiction to be a common law employee of the Employer. Further, the term “Employee” does not include a person who is receiving severance pay from the Employer.

(p)	“Employer” means the Company and each Affiliate that has adopted the ESP as a participating employer. Unless provided otherwise by the Compensation Committee or the Board, all Affiliates will be participating employers in the ESP. Each such Affiliate may evidence its adoption of the ESP either by a formal action of its governing body or taking administrative actions with respect to the ESP on behalf of its Covered Executives (e.g., communicating the terms of the ESP, etc.). An entity will automatically cease to be a participating employer as of the date such entity ceases to be an Affiliate.

(q)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(r)	“ESP” means the Tenet Executive Severance Plan as set forth herein and as the same may be amended from time to time. The ESP was formerly known as the TESPP.

(s)	“ESP Agreement” means the written agreement between a Covered Executive and the Plan Administrator, on behalf of the Employer substantially in the form attached hereto in Appendix A. This form ESP Agreement may differ with respect to a Covered Executive who was covered by the TESPP before May 11, 2006 or as determined by the Senior Vice President, Human Resources and/or Plan Administrator (or Compensation Committee before the Effective Date), each in its sole and absolute discretion as provided in Section 3.6. Each ESP Agreement will form a part of the ESP with respect to the affected Covered Executive.

(t)	“Equity Plan” means any equity plan, agreement or arrangement maintained or sponsored by the Employer other than the SIP (e.g., the 1999 broad-based stock option plan and the 1995 stock incentive plan).

(u)	“Five Percent Owner” means any person who owns (or is considered as owning within the meaning of section 318 of the Code as modified by section 416(i)(1)(B)(iii) of the Code) more than five percent (5%) of the outstanding stock of the Company or an Affiliate or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Company or an Affiliate. The rules of sections 414(b), (c) and (m) of the Code will not apply for purposes of applying these ownership rules. Thus, this ownership test will be applied separately with respect to the Company and each Affiliate.

(v)	“401(k) Plan” means the Tenet Healthcare Corporation 401(k) Retirement Savings Plan or any other qualified retirement plan with a cash or deferred arrangement that is maintained or sponsored by the Employer.

(w)	“409A Exempt Amount” means that portion of the distributions under the ESP to a Covered Executive that does not exceed two (2) times the lesser of:

(i)	the sum of the Covered Executive’s annualized compensation based upon the annual rate of pay for services provided to the Employer for the taxable year of the Covered Executive preceding the taxable year of the Covered Executive in which he has a Qualifying Termination, provided that such termination constitutes a “separation from service” with such Employer within the meaning of section 409A of the Code (adjusted for any increase during that year that was expected to continue indefinitely if the Covered Executive had not separated from service); or

(ii)	the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code for the year in which the Covered Executive has a Qualifying Termination, provided that such termination constitutes a “separation from service” within the meaning of section 409A of the Code.

In the event that a Covered Executive is a Key Employee, no distributions in excess of the 409A Exempt Amount will be made during the six (6) month period following the date of the Covered Executive’s Qualifying Termination.

(x)	“Good Reason” means:

(i)	In the case of a voluntary termination of employment by a Covered Executive preceding or more than two years following a Change of Control:

(A)	a material diminution in the Covered Executive’s job authority, responsibilities or duties;

(B)	a material diminution of the Covered Executive’s Base Salary;

(C)	an involuntary and material change in the geographic location of the workplace at which the Covered Executive must perform services; or

(D)	any other action or inaction that constitutes a material breach by the Employer or a successor of the agreement under which the Covered Executive provides services.

In the case of (B) above, such reduction will not constitute good reason if it results from a general across-the-board reduction for executives at a similar job level within the Employer.

(ii)	In the case of a voluntary termination of employment by a Covered Executive upon or within two (2) years following a Change of Control:

(A)	a material downward change in job functions, duties, or responsibilities which reduces the rank or position of the Covered Executive ;

(B)	a reduction in the Covered Executive’s annual base salary;

(C)	a reduction in the aggregate value of the Covered Executive’s annual base salary and annual incentive plan target bonus opportunity;

(D)	a material reduction in the Covered Executive’s retirement or supplemental retirement benefits;

(E)	an involuntary and material change in the geographic location of the workplace at which the Covered Executive must perform services; or

(F)	any other action or inaction that constitutes a material breach by the Employer or a successor of the agreement under which the Covered Executive provides services.

During this period, no adverse change may be made to a Covered Executive’s (1) Base Salary, (2) Base Salary and annual incentive plan target bonus opportunity in the aggregate, or (3) retirement or supplemental retirement benefits.

For avoidance of doubt, if the Covered Executive holds the title of Chief Executive Officer immediately before the occurrence of a Change of Control, in the event of the occurrence of a Change of Control in which the Covered Executive retains the same position with the Company, and any of the following events occur on or within two (2) years after the date of the Change of Control, such new role shall be treated as a “material downward change in job functions, duties or responsibilities” within the meaning of Section 2.1(x)(ii)(A) above:

(1)	Covered Executive ceases to be a member of the Board (or if the Company becomes directly or indirectly controlled by Parent, Covered Executive does not become a member of the Board of Directors of Parent);

(2)	the Company either (A) ceases to have a class of equity securities that is actively traded on a national securities exchange or comparable public securities market or (B) becomes directly or indirectly controlled by Parent and the Covered Executive does not serve as the Chief Executive Officer of Parent; or

(3)	Covered Executive is directed by the Board (or by Parent, if the Company becomes directly or indirectly controlled by Parent) to engage in an act or omission, which if performed would provide the Company with a basis for terminating Covered Executive for Cause.

(iii)	If the Covered Executive believes that an event constituting Good Reason has occurred, in accordance with this Section 2.1(x)(i) or Section 2.1(x)(ii) above, as applicable, the Covered Executive must notify the Plan Administrator of that belief within ninety (90) days of the occurrence of the Good Reason event, which notice will set forth the basis for that belief. The Plan Administrator will have thirty (30) days after receipt of such notice (the “Determination Period”) in which to either rectify such event, determine that an event constituting Good Reason does not exist, or determine that an event constituting Good Reason exists. If the Plan Administrator does not take any of such actions within the Determination Period, the Covered Executive may terminate his employment with the Employer for Good Reason immediately at the end of the Determination Period by giving written notice to the Employer within ninety (90) days after the end of the Determination Period, which termination will be a Qualifying Termination effective on the date that such notice is received by the Employer, provided that such date constitutes the Covered Executive’s “separation from service” within the meaning of section 409A of the Code. If the Plan Administrator determines that Good Reason does not exist, then (A) the Covered Executive will not be entitled to rely on or assert such event as constituting Good Reason, and (B) the Covered Executive may file a claim pursuant to Article IV within thirty (30) days after the Covered Executive’s receipt or written notice of the Plan Administrator’s determination. A termination of employment for Good Reason will be treated as an involuntary termination for purposes of the ESP.

(y)	“Key Employee” means any employee or former employee of the Employer (including any deceased employee) who at any time during the Plan Year was:

(i)	an officer of the Company or an Affiliate having compensation of greater than one hundred thirty thousand dollars ($130,000) (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002) (such limit is one hundred seventy thousand dollars ($170,000) for 2014);

(ii)	a Five Percent Owner; or

(iii)	a One Percent Owner having compensation within the meaning of section 415(c) of the Code of more than one hundred fifty thousand dollars ($150,000).

For purposes of the preceding paragraphs, the Company has elected to determine the compensation of an officer or One Percent Owner in accordance with section 1.415(c)-2(d)(4) of the Treasury Regulations (i.e., W-2 wages plus amounts that would be includible in wages except for an election under section 125(a) of the Code (regarding cafeteria plan elections) under section 132(f) of the Code (regarding qualified transportation fringe benefits) or section 402(e)(3) of the Code (regarding section 401(k) plan deferrals)) without regard to the special timing rules and special rules set forth, respectively, in sections 1.415(c)-2(e) and 2(g) of the Treasury Regulations.

The determination of Key Employees will be based upon a twelve (12) month period ending on December 31 of each year (i.e., the identification date). Employees that are Key Employees during such twelve (12) month period will be treated as Key Employees for the twelve (12) month period beginning on the first day of the fourth month following the end of the twelve (12) month period (i.e., since the identification date is December 31, then the twelve (12) month period to which it applies begins on the next following April 1).

The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and other guidance of general applicability issued thereunder. For purposes of determining whether an employee or former employee is an officer, a Five Percent Owner or a One Percent Owner, the Company and each Affiliate will be treated as a separate employer (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will not apply). Conversely, for purposes of determining whether the one hundred thirty thousand dollar ($130,000) adjusted limit on compensation is met under the officer test described in Section 2.1(y)(i), compensation from the Company and all Affiliates will be taken into account (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will apply). Further, in determining who is an officer under the officer test described in Section 2.1(y)(i), no more than fifty (50) employees of the Company or its Affiliates (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will apply) will be treated as officers. If the number of officers exceeds fifty (50), the determination of which employees or former Employees are officers will be determined based on who had the largest annual compensation from the Company and Affiliates for the Plan Year.

(z)	“One Percent Owner” means any person who would be described as a Five Percent Owner in Section 2.1(u) if “one percent (1%)” were substituted for “five percent (5%)” each place where it appears therein.

(aa)	“Parent” means an entity that controls another entity directly, or indirectly through one or more intermediaries, and that itself is not a Subsidiary.

(bb)	“Plan Administrator” means the individual or committee appointed by the RPAC to handle the day-to-day administration of the ESP. If the RPAC does not appoint an individual or committee to serve as the Plan Administrator, the RPAC will be the Plan Administrator.

(cc)	“Plan Year” means the fiscal year of the ESP, which will commence on January 1 each year and end on December 31 of such year.

(dd)	“Potential Change of Control” means the earliest to occur of:

(i)	the Company enters into an agreement the consummation of which, or the approval by the stockholders of which, would constitute a Change of Control;

(ii)	proxies for the election of members of the Board are solicited by any person other than the Company;

(iii)	any person publicly announces an intention to take or to consider taking actions which, if consummated would constitute a Change of Control; or

(iv)	any other event occurs which is deemed to be a potential change of control by the Board and the Board adopts a resolution to the effect that a Potential Change of Control has occurred.

(ee)	“Protection Period” means the period beginning on the date that is six (6) months before the occurrence of a Change of Control and ending twenty-four (24) months after the occurrence of a Change of Control.

(ff)	“Qualifying Termination” means the Covered Executive’s “separation from service” (within the meaning of section 409A of the Code) by reason of:

(i)	the involuntary termination of a Covered Executive’s employment by the Employer without Cause, or

(ii)	the Covered Executive’s resignation from the employment of the Employer for Good Reason;

provided, however, that a Qualifying Termination will not occur by reason of the divestiture of an Affiliate with respect to a Covered Executive employed by such Affiliate who is offered a comparable position with the purchaser and either declines or accepts such position as provided in Section 6.4.

(gg)	“Reimbursement Period” means the period of time commencing as of the date of the Covered Executive’s Qualifying Termination and ending as of the close of the second taxable year of the Covered Executive that follows the taxable year in which such Qualifying Termination occurred.

(hh)	“RPAC” means the Retirement Plans Administration Committee of the Company established by the Compensation Committee and whose members have been appointed by the Compensation Committee or a delegate thereof. The RPAC will have the responsibility to administer the ESP and make final determinations regarding claims for benefits, as described in Article IV.

(ii)	“SERP” means the Tenet Healthcare Corporation Supplemental Executive Retirement Plan or any other supplemental executive retirement plan maintained by the Employer in which Covered Executives participate.

(jj)	“Severance Pay” means, except as provided otherwise in the Covered Executive’s ESP Agreement, the sum of the Covered Executive’s Base Salary and Target Bonus as of the date of a Qualifying Termination.

(kk)	“Severance Period” means

(i)	Pre-Effective Date Covered Executives. For a Covered Executive who entered into an ESP Agreement before the execution date of this document and except as provided otherwise in the Covered Executive’s ESP Agreement or offer letter:

(A)	the period specified in Section 3.1(a) of the Tenet Second Amended and Restated Executive Severance Plan with respect to Severance Pay payable on account of a Qualifying Termination not related to a Change of Control as set forth below, and

COVERED EXECUTIVE	SEVERANCE PERIOD
Tenet CEO	Three (3) years
COO and CFO	Two and one-half (2.5) years
SVPs and EVPs	One and one-half (1.5) years
VPs and Hospital CEOs	One (1) year

(B)	(the period specified in Section 3.2(a) of the Tenet Second Amended and Restated Executive Severance Plan on account of a Qualifying Termination in connection with a Change of Control as set forth below:

COVERED EXECUTIVE	SEVERANCE PERIOD
Tenet CEO	Three (3) years
COO and CFO	Three (3) years
SVPs and EVPs	Two (2) years
VPs and Hospital CEOs	One and one-half (1.5) years

(ii)	Post-Effective Date and Vanguard Covered Executives. For a Covered Executive who entered into an ESP Agreement on and after the execution date of this document, and for a Covered Executive employed by Vanguard Health System Inc. or its Controlled Group Members regardless of when first employed, the periods specified in the Covered Executive’s ESP Agreement or if no such periods are specified the periods specified in Section 2.1(kk)(i)(A) and Section 2.1(kk)(B) above, as applicable, based on the position of the Covered Executive as determined by the Plan Administrator or Senior Vice President, Human Resources. As required by section 409A of the Code, any Severance Period specified in the Covered Executive’s ESP Agreement will be the same for a Qualifying Termination occurring outside of the Protection Period and a Qualifying Termination occurring during that portion of the Protection Period that precedes a Change of Control described in Section 2.1(g)(iv). A different Severance Period may apply for a Qualifying Termination that occurs at any time during the Protection Period with respect a Change of Control described in Section 2.1(g)(i), Section 2.1(g)(ii) or Section 2.1(g)(iii) or during that portion of the Protection Period that occurs on or after a Change of Control described in Section 2.1(g)(iv).

(ll)	“SIP” means the Third Amended and Restated Tenet Healthcare Corporation 2001 Stock Incentive Plan or the Tenet Healthcare 2008 Stock Incentive Plan.

(mm)	“Subsidiary” means an entity controlled by another entity directly, or indirectly through one or more intermediaries.

(nn)	“Target Bonus” means the target bonus percent applicable to the Covered Executive under the AIP multiplied by his Base Salary at the time of a Qualifying Termination. For example, if the Covered Executive earns one hundred and fifty thousand dollars ($150,000) and has a Target Bonus of fifty percent (50%), his Target Bonus equals seventy-five thousand dollars ($75,000).

(oo)	“TESPP” means the ESP in effect immediately before May 11, 2006.

2.2	Construction. If any provision of the ESP is determined to be for any reason invalid or unenforceable, the remaining provisions of the ESP will continue in full force and effect. All of the provisions of the ESP will be construed and enforced in accordance with the laws of the State of Texas and will be administered according to the laws of such state, except as otherwise required by ERISA, the Code or other applicable federal law. When delivery to the RPAC, Plan Administrator or the Covered Executive is required under this ESP, such delivery requirement will be satisfied by delivery to a person or persons designated by the RPAC, Plan Administrator or the Covered Executive, as applicable. Delivery will be deemed to have occurred only when the form or other communication is actually received. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the ESP. The pronouns “he,” “him” and “his” used in the ESP will also refer to similar pronouns of the female gender unless otherwise qualified by the context.

2.3	409A Compliance. The ESP is intended to comply with the requirements of section 409A of the Code. The provisions of the ESP will be construed and administered in a manner that enables the ESP to comply with the provisions of section 409A of the Code.

End of Article II

ARTICLE III

SEVERANCE BENEFITS

3.1	Severance Benefits Not Related to a Change of Control. Except as provided otherwise in a Covered Executive’s ESP Agreement, a Covered Executive who incurs a Qualifying Termination occurring outside of the Protection Period, subject to the limitations contained in the ESP, will receive the following severance benefits.

(a)	Severance Period. The Covered Executive will be entitled to the payment of Severance Pay over the Severance Period as specified in Section 2.1(kk)(i)(A).

Such Severance Pay will be paid on a bi-weekly basis commencing as of the date of the Qualifying Termination pursuant to the Employer’s ordinary payroll schedule for the duration of the Severance Period, subject to the six (6) month delay applicable to Key Employees described in Section 3.3 (i.e., the payment of Severance Pay in excess of the 409A Exempt Amount that would otherwise be payable to a Key Employee during the six (6) month period following the Qualifying Termination will be delayed). All distributions from the ESP will be taxable as ordinary income when received and subject to appropriate withholding of income taxes and reported on Form W-2. Except as otherwise provided herein, a Covered Executive who incurs a Qualifying Termination will have formally terminated his employment relationship with the Employer as of the date of such Qualifying Termination and will not be deemed to be an Employee at any time during the Severance Period or thereafter.

(b)	Other Accrued Obligations. The Covered Executive will be entitled to payment of all accrued Base Salary, accrued time off and any other accrued and unpaid obligations as of the date of the Qualifying Termination. Such accrued obligations will be included and paid as part of the Covered Executive’s final paycheck from the Employer.

(c)	Bonus. The Covered Executive will be entitled to payment of the Bonus earned in accordance with the terms of the AIP as acted on by the Compensation Committee during the calendar year of the Qualifying Termination. Such Bonus will be pro rated as a fraction of twelve (12) for full months worked by the Covered Executive for the Employer or an Affiliate during such calendar year and will be paid to the Covered Executive, at the time and in the same manner specified in the AIP.

(d)

Continued Welfare Benefits. During the Severance Period, the Covered Executive and his dependents will be entitled to continue to participate in any medical, dental, vision, life and long-term care benefit programs maintained by the Employer in which such persons were participating immediately before the date of the Qualifying Termination; provided, that the continued participation of such persons is possible under the general terms and provisions of such benefit programs. If such continued participation is barred, then the Employer will arrange to provide such persons with substantially similar coverage to that which such persons would have otherwise been entitled to receive under such benefit programs from which such continued participation is barred. In either case, however, the Covered Executive will be required to continue to pay, on a pre-tax or after-tax basis, as applicable, his portion of the cost of such coverages as in effect at the time of the Qualifying Termination, and the Employer will continue to pay its portion of such costs, as in effect at the time of the Qualifying Termination. Any coverage provided pursuant to this Section 3.1(d) will be limited and reduced to the extent equivalent coverage is otherwise provided by (or available from or under) any other employer of the Covered Executive. The Covered Executive must advise the Plan Administrator of the attainment of any such subsequent employer benefit coverages within thirty (30) days following such attainment.

The pre-tax or after-tax payroll deductions for the continued medical, dental, vision life and long-term care benefits described above will be taken from the Covered Executive’s Severance Pay pursuant to the Employer’s normal payroll practices; provided, however, that if any of such coverages are provided on a self-insured basis, the Covered Executive will be required to pay his portion of the cost of such coverages on an after-tax basis and the remainder of such cost will be included in the Covered Executive’s income and reported as wages on Form W-2. Any continued medical, dental or vision benefits provided to the Covered Executive and his dependents pursuant to this Section 3.1(d) is in addition to any rights the Covered Executive and such dependents may have to continue such coverages under COBRA. The provisions of this Section 3.1(d) will not prohibit the Company from changing the terms of such medical, dental, life vision or long-term care benefit programs provided that any such changes apply to all executives of the Company and its Affiliates (e.g., the Company may switch insurance carriers or preferred provider organizations).

(e)	Outplacement Services. The Covered Executive will be entitled to reimbursement of any expenses reasonably incurred by him for outplacement services in an amount equal to the lesser of ten percent (10%) of his Base Salary or twenty-five thousand dollars ($25,000). In order to comply with the exemption applicable to post-separation reimbursement plans under section 409A of the Code: (i) the reimbursement of such expenses for outplacement services only will be permitted with respect to expenses that are incurred during the shorter of the Severance Period or the Reimbursement Period and (ii) any reimbursement of such expenses that are incurred during a particular taxable year of the Covered Executive must be made by the last day of the Covered Executive’s immediately following taxable year.

(f)

Payment of Legal Expenses. The Covered Executive will be entitled to reimbursement of any legal expenses reasonably incurred by him in order to obtain benefits under the ESP; provided, that, the payment of such expenses is subject to an arms-length, bona fide dispute as to the Covered Executive’s right to such benefits. In order to comply with the exemption applicable to post-separation reimbursement plans under section 409A of the Code, in the event such legal expenses are otherwise deductible under section 162 or 167 of the Code (without regard to any limitation on the Covered Executive’s adjusted gross income): (i) the reimbursement of such legal expenses only will be permitted with respect to expenses that are incurred during the shorter of the Severance Period or the Reimbursement Period; and (ii) any reimbursement of such legal expenses that are incurred during a particular taxable year of the Covered Executive must be made by the last day of the Covered Executive’s immediately following taxable year. In the event that the legal expenses are not otherwise deductible under section 162 or 167 or the Code (without regard to any limitation on the Covered Executive’s adjusted gross income), then in order to comply with the expense reimbursement provisions of section 409A of the Code, the reimbursement of such expenses will be made pursuant to the terms of Section 3.1(f)(i) and Section 3.1(f)(ii) above; provided, that the amount of legal expenses reimbursed or eligible for reimbursement during a taxable year of the Covered Executive that occurs during the Severance Period or Reimbursement Period will not affect the legal expenses that are eligible for reimbursement in any other taxable year of the Covered Executive that occurs during the Severance Period or Reimbursement Period and that such legal expense reimbursement amounts will be subject to the six (6) month delay (when applicable) for distributions in excess of the 409A Exempt Amount as set forth in Section 3.3.

(g)	Equity Compensation Adjustments. Except as provided otherwise in the Covered Executive’s ESP Agreement, upon a Qualifying Termination, any equity-based compensation awards granted to the Covered Executive by the Employer under the SIP or an Equity Plan before such termination that are outstanding and vested as of the date of the Qualifying Termination will be exercisable or settled pursuant to the terms of the SIP or the Equity Plan, as applicable. All unvested equity-based compensation awards held by the Covered Executive as of the date of the Qualifying Termination will expire and be of no effect, except to the extent that the terms of such awards provide for continued vesting and/or acceleration. With respect to performance cash awards, upon a Qualifying Termination, a Covered Executive will be entitled to “banked” amounts for past plan years and a pro-rated amount for performance in the year in which the Qualifying Termination occurs, in accordance with the terms of such awards. No Covered Executive will be entitled to any new equity-based compensation awards following the date of his Qualifying Termination or during the Severance Period.

(h)

SERP. A Covered Executive who is also a participant in the SERP and became such a participant before August 3, 2011 will be entitled to age and service credit for the duration of the Severance Period under the SERP. A Covered Executive who is also a participant in the SERP but became such a participant on or after August 3, 2011 will not be entitled to age and service credit for the duration of the Severance Period under the SERP. Benefits under the SERP will be payable to the Covered Executive pursuant to the terms of the SERP; provided, however, that if the Covered Executive is entitled to commence SERP benefits during the Severance Period pursuant to the terms of the SERP; the amount of Severance Pay payable to Executive pursuant to the ESP will be offset (i.e., reduced) by the amount of the SERP benefits payable during the Severance Period. With respect to a Covered Executive who became a SERP participant before August 3, 2011, for purposes of determining the amount of the Covered Executive’s SERP benefits, any actuarial reduction that would otherwise apply under the SERP due to the commencement of SERP benefits during the Severance Period will be disregarded (i.e., the SERP benefits will only be actuarially reduced for early commencement beginning with the last day of the Severance Period). Further, while the age credit will accrue throughout the course of the Severance Period, at the end of the Severance Period, the Covered Executive’s SERP benefits will be recalculated to take into account the additional service credit provided under the ESP during the Severance Period. With respect to a Covered Executive who became a SERP participant on or after August 3, 2011, for purposes of determining the amount of the Covered Executive’s SERP benefits, the actuarial reduction will be determined under the terms of the SERP as of the date of the Covered Executive’s Qualifying Termination. A Covered Executive’s Severance Pay will not be considered in calculating the Covered Executive’s “Final Average Earnings” under the SERP. Notwithstanding the foregoing, in no event will any provision in this Section 3.1(h) be construed to permit the distribution of any SERP benefits during the six (6) month restriction period, as described in the SERP, which follows a Key Employee’s Qualifying Termination.

(i)	DCP. The Covered Executive will incur a termination of employment for purposes of the DCP at the time of a Qualifying Termination and accordingly will not be entitled to defer any portion of his Severance Pay to the DCP during the Severance Period. The Covered Executive’s DCP benefits will be paid to him pursuant to the terms of the DCP and the Covered Executive’s distribution election under the DCP in a manner that complies with section 409A of the Code.

(j)	401(k). The Covered Executive will incur a severance from employment for purposes of the 401(k) Plan on the date of the Qualifying Termination and accordingly will not be entitled to defer any portion of his Severance Pay to the 401(k) Plan during the Severance Period. The Covered Executive’s 401(k) Plan benefits will be payable to him under the 401(k) Plan pursuant to the terms of the 401(k) Plan.

3.2	Severance Benefits on and after a Change of Control. Except as provided otherwise in a Covered Executive’s ESP Agreement, a Covered Executive who incurs a Qualifying Termination during the Protection Period with respect to a Change of Control will, subject to the limitations contained in the ESP, receive the severance benefits described in Section 3.1, (provided, however, that a Covered Executive will only receive the additional age and service credit as set forth in Section 3.1(h) herein in accordance with the terms and provisions of the SERP), plus the additional severance benefits, if any, provided in this Section 3.2. Further, within five (5) business days following the occurrence of a Change of Control, the Company must contribute to a domestic rabbi trust an amount sufficient to fully fund the severance benefits accrued as of the date of the Change of Control pursuant to this Section 3.2. Such funding obligation will continue for each calendar quarter during the twenty-four (24) month period following such Change of Control, with such funding to be made within five (5) business days following the end of each such calendar quarter.

(a)	Severance Period. The Covered Executive will be entitled to the payment of Severance Pay for the Severance Period as specified in Section 2.1(kk)(i)(B)..

(b)

Payment of Severance Pay. In the event that a Covered Executive’s Qualifying Termination occurs during the portion of the Protection Period that precedes any Change of Control described in Section 2.1(g)(i), Section 2.1(g)(ii) or Section 2.1(g)(iii), the Covered Executive will receive Severance Pay that will be paid on a bi-weekly basis commencing on the date of the Qualifying Termination pursuant to the Employer’s ordinary payroll schedule for the duration of the Severance Period subject to the six (6) month delay applicable to Key Employees described in Section 3.3 (i.e., the payment of Severance Pay in excess of the 409A Exempt Amount that would otherwise be payable to a Key Employee during the six (6) month period following the Qualifying Termination will be delayed). To the extent that such Change of Control is described in Section 2.1(g)(iv), such Severance Pay in excess of the 409A Exempt Amount will be paid on a bi-weekly basis commencing on the date of the Qualifying Termination pursuant to the Employer’s ordinary payroll schedule for the duration of the Severance Period specified in Section 3.1(a) subject to the six (6) month delay applicable to Key Employees described in Section 3.3 (i.e., the payment of Severance Pay in excess of the 409A Exempt Amount that would otherwise be payable to a Key Employee during the six (6) month period following the Qualifying Termination will be delayed).

In the event that a Covered Executive’s Qualifying Termination occurs during the portion of the Protection Period that occurs on or after a Change of Control described in Section 2.1(g)(i), Section 2.1(g)(ii) or Section 2.1(g)(iii), the Covered Executive will receive, subject to the six (6) month delay for distributions in excess of the 409A Exempt Amount as set forth in Section 3.3, a lump sum payment of Severance Pay, in the amount determined pursuant to Section 3.2(a), within ninety (90) days following such Qualifying Termination. To the extent that such Change of Control is described in Section 2.1(g)(iv), such Severance Pay in excess of the 409A Exempt Amount will be paid on a bi-weekly basis commencing on the date of the Qualifying Termination pursuant to the Employer’s ordinary payroll schedule for the duration of the Severance Period subject to the six (6) month delay applicable to Key Employees described in Section 3.3 (i.e., the payment of Severance Pay in excess of the 409A Exempt Amount that would otherwise be payable to a Key Employee during the six (6) month period following the Qualifying Termination will be delayed).

The payment provisions of this Section 3.2(b) are summarized below.

CHANGE OF CONTROL EVENT	QUALIFYING TERMINATION DURING PROTECTION PERIOD OCCURRING BEFORE CHANGE OF CONTROL	QUALIFYING TERMINATION DURING PROTECTION PERIOD OCCURRING ON AND AFTER A CHANGE OF CONTROL
Section 2.1(g)(i) - change in stock ownership	• Bi-weekly payment of Severance Pay over Severance Period • Amounts in excess of 409A Exempt Amount subject to six (6) month delay	• Lump sum payment of 409A Exempt Amount • Remainder of Severance Pay) paid in Lump sum subject to six (6) month delay

Section 2.1(g)(ii) - change in effective control	• Bi-weekly payment of Severance over Severance Period • Amounts in excess of 409A Exempt Amount subject to six (6) month delay	• Lump sum payment of 409A Exempt Amount • Remainder of Severance Pay paid in Lump sum subject to six (6) month delay

Section 2.1(g)(iii) - sale of assets	• Bi-weekly payment of Severance Pay over Severance Period • Amounts in excess of 409A Exempt Amount subject to six (6) month delay	• Lump sum payment of 409A Exempt Amount • Remainder of Severance Pay paid in Lump sum subject to six (6) month delay

Section 2.1(g)(iv) - liquidation or dissolution	• Bi-weekly payment of Severance Pay over Severance Period • Amounts in excess of 409A Exempt Amount subject to six (6) month delay	• Lump sum payment of 409A Exempt Amount • Remainder of Severance Pay paid bi-weekly over Severance Period subject to six (6) month delay

(c)	Equity Compensation Adjustments.

(i)	Except as provided otherwise in the Covered Executive’s ESP Agreement, in the event of a Change of Control, if the successor to the Company does not assume the SIP or the applicable Equity Plan or grant comparable awards in substitution of the outstanding awards under the SIP or applicable Equity Plan as of the date of the Change of Control, then any equity-based compensation awards granted to the Covered Executive by the Employer under the SIP or Equity Plan and outstanding as of the date of the Change of Control will become immediately fully vested and/or exercisable and will no longer be subject to a substantial risk of forfeiture or restrictions on transferability, other than those imposed by applicable legislative or regulatory requirements. With respect to performance cash awards, however, in the event the successor to the Company does not assume the awards, the awards will become payable at earned levels for completed plan years and at target performance levels for the year in which the Change of Control occurs and future plan years, as applicable, payable in accordance with the terms of such awards, and if not addressed in an award agreement, then payable on the date of the Change of Control.

(ii)

Except as provided otherwise in the Covered Executive’s ESP Agreement, if the successor to the Company assumes the SIP or the applicable Equity Plan or substitutes the awards under the SIP or applicable Equity Plan with comparable awards; then any equity-based compensation awards granted to the Covered Executive by the Employer under the SIP or Equity Plan before such termination and outstanding as of the date of the Change of Control or any substituted awards given with respect to such outstanding awards will continue to be maintained pursuant to their terms; provided, however, that upon a Covered Executive’s Qualifying Termination during the Protection Period in connection with such Change of Control, any such equity compensation awards outstanding as of the date of the Qualifying Termination will become immediately vested and/or exercisable, in accordance with the terms of such awards, except as set forth below in this paragraph, on the date of the Qualifying Termination or, if the Qualifying Termination occurs during the portion of the Protection Period that precedes the Change of Control, then on the date of the Change of Control, and will no longer be subject to a substantial risk of forfeiture or restrictions on transferability, other than those imposed by applicable legislative or regulatory requirements. With respect to performance cash awards, however, upon a Qualifying Termination during the Protection Period in connection with such Change of Control, a Covered Executive will be paid earned amounts for completed plan years and target amounts for the year in which the Qualifying Termination occurs and future plan years, as applicable, payable on the scheduled payment date. Furthermore, with respect to performance-based restricted stock units and performance options, upon a Qualifying Termination during the Protection Period in connection with such Change of Control, accelerated vesting is only provided to the extent that the applicable performance criteria are achieved (with pro rata vesting based on service during the performance period if the termination occurs during the performance period). No Covered Executive will be entitled to any new equity-based compensation awards following the date of his Qualifying Termination or during the Severance Period.

(d)	Parachute Limitation.

(i)	If at any time or from time to time, it shall be determined by an independent nationally known financial accounting or law firm experienced in such matters selected by the Company (“Tax Professional”) that any payment or other benefit to the Covered Executive pursuant to the ESP or otherwise (“Potential Parachute Payment”) is or will, but for the provisions of this Section 3.2(d), become subject to the excise tax imposed by section 4999 of the Code or any similar tax payable under any state, local, foreign or other law, but expressly excluding any income taxes and penalties or interest imposed pursuant to section 409A of the Code (“Excise Taxes”), then the Covered Executive’s Potential Parachute Payment will be either (A) provided to the Covered Executive in full, or (B) provided to the Covered Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Taxes, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Covered Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Taxes (“Payments”).

(ii)	In the event of a reduction of benefits pursuant to Section 3.2(d)(i), the Tax Professional will determine which benefits will be reduced so as to achieve the principle set forth in Section 3.2(d)(i). For purposes of making the calculations required by Section 3.2(d)(i), the Tax Professional may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the Covered Executive will furnish to the Tax Professional such information and documents as the Tax Professional may reasonably request in order to make a determination under Section 3.2(d)(i). The Company will bear all costs the Tax Professional may reasonably incur in connection with any calculations contemplated by Section 3.2(d)(i).

(iii)	If, notwithstanding any calculations performed or reduction in benefits imposed as described in Section 3.2(d)(i), the IRS determines that the Covered Executive is liable for Excise Taxes as a result of the receipt of any payments made pursuant to this ESP or otherwise, then the Covered Executive will be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Covered Executive challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount will be the smallest such amount, if any, as will be required to be paid to the Company so that the Covered Executive’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Taxes and all other applicable taxes imposed on such benefits) are maximized. The Repayment Amount will be zero if a Repayment Amount of more than zero would not result in the Covered Executive’s net after-tax proceeds with respect to the Payments being maximized. If the Excise Taxes are not eliminated pursuant to this Section 3.2(d)(iii), the Covered Executive will pay the Excise Taxes.

(iv)	Notwithstanding any other provision of this Section 3.2(d), if (A) there is a reduction in the payments to a Covered Executive as described above in this Section 3.2(d), (B) the IRS later determines that the Covered Executive is liable for Excise Taxes, the payment of which would result in the maximization of the Covered Executive’s net after-tax proceeds (calculated based on the full amount of the Potential Parachute Payment and as if the Covered Executive’s benefits had not previously been reduced), and (C) the Covered Executive pays the Excise Tax, then the Company will pay to the Covered Executive those payments which were reduced pursuant to Section 3.2(d)(i) or 3.2(d)(iii) as soon as administratively possible after the Covered Executive pays the Excise Taxes to the extent that the Covered Executive’s net after-tax proceeds with respect to the payment of the Payments are maximized.

(e)	Non-Compete. At the discretion of the Employer, a Covered Executive will be entitled to enter into a non-compete agreement whereby the Covered Executive will be precluded from competing with the Employer following a Qualifying Termination that occurs during the Severance Period or such other period as may be set forth in a written agreement in consideration for a cash payment in an amount as determined at the discretion of the Employer. Such non-compete will be evidenced by a written agreement signed by the Employer and the Covered Executive. In the event that a Covered Executive enters into a non-compete agreement as described in this Section 3.2(e) and any provisions therein conflict with any of the provisions as set forth in this ESP, the provisions of the non-compete agreement will control.

3.3	Termination Distributions to Key Employees. A portion of the distributions under the ESP that are payable to a Covered Executive who is a Key Employee on account of a Qualifying Termination will be delayed for a period of six (6) months following such Covered Executive’s Qualifying Termination to the extent such distributions under the ESP exceed the 409A Exempt Amount. Upon the expiration of such six (6) month period, amounts that would have been paid to the Covered Executive during such six (6)

month period, will be paid to him on the first business day following the close of such period in the form of a lump sum payment and the remaining amounts payable to the Covered Executive under the ESP will be paid with respect to the remainder of the Severance Period pursuant to the terms of this Article III (e.g., Severance Pay will be paid on a bi-weekly basis for the remainder of the Severance Period in the case of (i) Severance Pay that is not payable on account of a Change in Control, (ii) Severance Pay that is payable on account of a Qualifying Termination during the portion of the Protection Period that precedes a Change in Control described in Section 2(g), and (iii) Severance Pay that is payable on account of a Qualifying Termination during the portion of the Protection Period that occurs on and after a Change of Control described in Section 2.1(g)(iv)). This six (6) month restriction will not apply, or will cease to apply, with respect to distributions by reason of the death of the Covered Executive pursuant to Section 3.4.

3.4	Distributions on Account of Death of the Covered Executive During the Severance Period. Except as provided otherwise in the Covered Executive’s ESP Agreement, if a Covered Executive dies during the Severance Period the following benefits will be payable:

(a)	Severance Pay. Any remaining Severance Pay payable to the Covered Executive as of the date of his death will continue to be paid to the Covered Executive’s estate pursuant to Section 3.1(a) or 3.2(a), as applicable.

(b)	Other Accrued Obligations. Any unpaid Base Salary, time off and any other accrued and unpaid obligations that remain outstanding as of the date of the Covered Executive’s death will be paid to the Covered Executive’s estate pursuant to Section 3.1(b).

(c)	Bonus. Any unpaid Bonus described under Section 3.1(c) that remains outstanding as of the date of the Covered Executive’s death will be paid to the Covered Executive’s estate pursuant to Section 3.1(c).

(d)	Continued Welfare Benefits. The Covered Executive’s dependents will be entitled to continue to participate in any medical, dental, vision, life and long-term care benefit programs maintained by the Employer in which such persons were participating immediately before the date of the Covered Executive’s death for the remainder of the Severance Period, subject to the provisions of Section 3.1(d). At the end of the Severance Period such dependents will be eligible to elect to continue their medical, dental or vision coverage pursuant to COBRA.

(e)	Outplacement Services. Any outplacement service benefits payable to the Covered Executive pursuant to Section 3.1(e) will cease as of the date of the Covered Executive’s death; provided, that any eligible outplacement expenses incurred before the Covered Executive’s death will be reimbursable to the Covered Executive’s estate pursuant to Section 3.1(e).

(f)	Payment of Legal Expenses. The obligation to reimburse the Covered Executive for any legal fees will continue pursuant to the terms of the ESP following his death, except that such legal fees or excise tax reimbursement will be payable to the Covered Executive’s estate.

(g)	Equity Compensation Adjustments. Any outstanding equity-based compensation awards granted to the Covered Executive that are outstanding as of the date of the Covered Executive’s death will be exercisable or settled pursuant to the terms of the SIP or the Equity Plan, as applicable.

3.5	Section 409A Gross-Up Payment. In the event that a Covered Executive (or his estate) pays the excise taxes and any other interest and penalty payments (as applicable) pursuant to section 409A of the Code (“409A Excise Tax”) with respect to the benefits payable under the ESP, the Covered Executive (or his estate) will be entitled to a reimbursement equal to the amount of any 409A Excise Tax paid by the Covered Executive (or his estate) pursuant to section 409A of the Code. The Company will provide a reimbursement to the Covered Executive with respect to any payment of the 409A Excise Tax (or portion thereof) no later than the close of the Covered Executive’s taxable year that immediately follows the taxable year in which such payment is made. If the Covered Executive is a Key Employee, payment of the amounts described in this Section 3.5 will be subject to a six (6) month delay (when applicable) for distributions in excess of the 409A Exempt Amount as provided in Section 3.3.

3.6	Alternate Plan Terms. Subject to the requirements of section 409A of the Code, the Senior Vice President, Human Resources and/or Plan Administrator (or before the Effective Date the Compensation Committee) reserve the right to modify the terms of this ESP with respect to any Covered Executive (e.g., to provide different benefits than those set forth herein). Such modified terms will be set forth in the Covered Executive’s ESP Agreement or in such other form as may be determined by the Senior Vice President, Human Resources and/or Plan Administrator (or before the Effective Date the Compensation Committee), each in its sole and absolute discretion.

3.7	Conditions to Payment of Severance Benefits. As a condition of obtaining benefits under the ESP, the Covered Executive will be required to execute a Severance Agreement and General Release. Such Severance Agreement and General Release will contain the restrictive covenants set forth below regarding non-competition, confidentiality, non-disparagement and non-solicitation as well as a general release of claims against the Company and its Affiliates.

(a)	Non-Competition. Payment of any and all severance benefits provided under the ESP will cease if, at any time during the Severance Period described in Section 3.1(a), the Covered Executive directly or indirectly, carries on or conducts, in competition with the Company and its Affiliates, any business of the nature in which the Company or its Affiliates are then engaged in any geographical area in which the Company or its Affiliates engage in business at the time of the Covered Executive’s Qualifying Termination or in which any of them, before such Qualifying Termination, evidenced in writing, at any time during the six (6) month period before such termination, an intention to engage in such business. This prohibition extends to the Covered Executive’s conducting or engaging in any such business either as an individual on his own account or as a partner or joint venturer or as an executive, agent, consultant or salesman for any other person or entity, or as an officer or director of a corporation or as a shareholder in a corporation of which he will then own ten percent (10%) or more of any class of stock. The provisions of this Section 3.7(a) will not apply with respect to severance benefits payable pursuant to Section 3.2(a).

(b)	Confidential Information. Payment of any and all severance benefits will cease if, at any time during the Severance Period described in either Section 3.1(a) of 3.2(a), the Covered Executive directly or indirectly reveals, divulges or makes known to any person or entity, or uses for the Covered Executive’s personal benefit (including without limitation for the purpose of soliciting business, whether or not competitive with any business of the Company or any of its Affiliates), any information acquired during the Covered Executive’s employment with the Company or its Affiliates with regard to the financial, business or other affairs of the Company or any of its Affiliates (including without limitation any list or record of persons or entities with which the Company or any of its Affiliates has any dealings), other than:

(i)	information already in the public domain,

(ii)	information of a type not considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or its Affiliates, or

(iii)	information that the Covered Executive is required to disclose under the following circumstances:

(A)	at the express direction of any authorized governmental entity;

(B)	pursuant to a subpoena or other court process;

(C)	as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or

(D)	as otherwise necessary, in the opinion of counsel for the Covered Executive, to be disclosed by the Covered Executive in connection with any legal action or proceeding involving the Covered Executive and the Company or any Affiliate in his capacity as an employee, officer, director, or stockholder of the Company or any Affiliate.

The Covered Executive will, at any time requested by the Company (either during his employment with the Company and its Affiliates or during the Severance Period), promptly deliver to the Company all memoranda, notes, reports, lists and other documents (and all copies thereof) relating to the business of the Company or any of its Affiliates which he may then possess or have under his control.

(c)	Agreement Not To Solicit Employees. Payment of any and all severance benefits will cease if, at any time during the Severance Period the Covered Executive directly or indirectly solicits or induces, or in any manner attempts to solicit or induce, any person employed by, or any agent of, the Company or any of its Affiliates to terminate such employee’s employment or agency, as the case may be, with the Company or any Affiliate.

(d)	Nondisparagement. Payment of any and all severance benefits will cease if, at any time during the Severance Period the Covered Executive disparages the Company or its Affiliates and their respective boards of directors or other governing body, executives, employees and products or services. The Company will not disparage the Covered Executive during the Covered Executive’s period of employment with the Company and its Affiliates or thereafter. For purposes of this Section 3.7(d), disparagement does not include:

(i)	compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt,

(ii)	statements in response to an inquiry from a court or regulatory body, or

(iii)	statements or comments in rebuttal of media stories or alleged media stories.

(e)	409A Compliance. If any payment made under the ESP (i) is subject to the execution of an effective release of claims, (ii) “provides for the deferral of compensation” within the meaning of section 409A of the Code and is not otherwise exempt from the application of section 409A of the Code, and (iii) could be made in either one of two consecutive taxable years on account of the requirement of the execution of an effective release of claims, then such payment will be made in the later taxable year.

The violation of this Section 3.7 by Covered Executive will entitle the Company to complete relief from such violation including, but not limited to, injunctive relief and damages as determined by an arbitrator, the cessation of severance benefits and a return of all severance benefits paid to the Covered Executive pursuant to the terms of the ESP. Such relief will apply regardless of whether such violation is discovered after the expiration of the Severance Period. The violation of Section 3.7(d) by the Company will entitle the Covered Executive to complete relief from such violation including, but not limited to, injunctive relief and damages as determined by an arbitrator.

End of Article III

ARTICLE IV

ADMINISTRATION

4.1	The RPAC. The overall administration of the ESP will be the responsibility of the RPAC.

4.2	Powers of RPAC. The RPAC will have sole and absolute discretion regarding the exercise of its powers and duties under the ESP. In order to effectuate the purposes of the ESP, the RPAC will have the following powers and duties:

(a)	To appoint the Plan Administrator;

(b)	To review and render decisions respecting a denial of a claim for benefits under the ESP;

(c)	To construe the ESP and to make equitable adjustments for any mistakes or errors made in the administration of the ESP; and

(d)	To determine and resolve, in its sole and absolute discretion, all questions relating to the administration of the ESP and any trust established to secure the assets of the ESP:

(i)	when differences of opinion arise between the Company, an Affiliate, the Plan Administrator, the trustee, a Covered Executive, or any of them, and

(ii)	whenever it is deemed advisable to determine such questions in order to promote the uniform and nondiscriminatory administration of the ESP for the greatest benefit of all parties concerned.

The foregoing list of express powers is not intended to be either complete or conclusive, and the RPAC will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the ESP.

4.3	Appointment of Plan Administrator. The RPAC will appoint the Plan Administrator, who will have the responsibility and duty to administer the ESP on a daily basis. The RPAC may remove the Plan Administrator with or without cause at any time. The Plan Administrator may resign upon written notice to the RPAC.

4.4	Duties of Plan Administrator. The Plan Administrator will have sole and absolute discretion regarding the exercise of its powers and duties under the ESP. The Plan Administrator will have the following powers and duties:

(a)	To enter into, on behalf of the Employer, an ESP Agreement with an Employee who is deemed a Covered Executive pursuant to Section 2.1(l);

(b)	To direct the administration of the ESP in accordance with the provisions herein set forth;

(c)	To adopt rules of procedure and regulations necessary for the administration of the ESP, provided such rules are not in consistent with the terms of the ESP;

(d)	To determine all questions with regard to rights of Covered Executives and beneficiaries under the ESP including, but not limited to, questions involving eligibility of an Employee to participate in the ESP and the level of a Covered Executive’s benefits;

(e)	to make all final determinations and computations concerning the benefits to which the Covered Executive or his estate is entitled under the ESP;

(f)	To enforce the terms of the ESP and any rules and regulations adopted by the RPAC;

(g)	To review and render decisions respecting a claim for a benefit under the ESP;

(h)	To furnish the Employer with information that the Employer may require for tax or other purposes;

(i)	To engage the service of counsel (who may, if appropriate, be counsel for the Employer), actuaries, and agents whom it may deem advisable to assist it with the performance of its duties;

(j)	To prescribe procedures to be followed by Covered Executives in obtaining benefits;

(k)	To receive from the Employer and from Covered Executives such information as is necessary for the proper administration of the ESP;

(l)	To create and maintain such records and forms as are required for the efficient administration of the ESP;

(m)	To make all initial determinations and computations concerning the benefits to which any Covered Executive is entitled under the ESP;

(n)	To give the trustee of any trust established to serve as a source of funds under the ESP specific directions in writing with respect to:

(i)	making distribution payments, giving the names of the payees, specifying the amounts to be paid and the time or times when payments will be made; and

(ii)	making any other payments which the trustee is not by the terms of the trust agreement authorized to make without a direction in writing by the Plan Administrator;

(o)	To comply with all applicable lawful reporting and disclosure requirements of ERISA;

(p)	To comply (or transfer responsibility for compliance to the trustee) with all applicable federal income tax withholding requirements for benefit distributions; and

(q)	To construe the ESP, in its sole and absolute discretion, and make equitable adjustments for any errors made in the administration of the ESP.

The foregoing list of express duties is not intended to be either complete or conclusive, and the Plan Administrator will, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the ESP.

4.5	Indemnification of RPAC and Plan Administrator. To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under corporate by-laws and other applicable laws and regulations, the Employer agrees to hold harmless and indemnify the RPAC and Plan Administrator against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and reasonable attorneys’ fees, based upon or arising out of any act or omission relating to or in connection with the ESP other than losses resulting from the RPAC’s, or any such person’s commission of fraud or willful misconduct.

4.6 Claims for Benefits.

(a)	Initial Claim. In the event that a Covered Executive or his estate claims (a “claimant”) to be eligible for benefits, or claims any rights under the ESP or seeks to challenge the validity or terms of the Severance Agreement and General Release described in Section 3.5, such claimant must complete and submit such claim forms and supporting documentation as will be required by the Plan Administrator, in its sole and absolute discretion. Likewise, any claimant who feels unfairly treated as a result of the administration of the ESP must file a written claim, setting forth the basis of the claim, with the Plan Administrator. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine the ESP, and any other pertinent documents generally available to Covered Executives that are specifically related to the claim.

A written notice of the disposition of any such claim will be furnished to the claimant within ninety (90) days after the claim is filed with the Plan Administrator. Such notice will refer, if appropriate, to pertinent provisions of the ESP, will set forth in writing the reasons for denial of the claim if a claim is denied (including references to any pertinent provisions of the ESP) and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary. If the claim is denied, in whole or in part, the claimant will also be notified of the ESP’s claim review procedure and the time limits applicable to such procedure, including the claimant’s right to arbitration following an adverse benefit determination on review as provided below. All benefits provided in the ESP as a result of the disposition of a claim will be paid as soon as practicable following receipt of proof of entitlement, if requested.

(b)	Request for Review. Within ninety (90) days after receiving written notice of the Plan Administrator’s disposition of the claim, the claimant may file with the RPAC a written request for review of his claim. In connection with the request for review, the claimant will be entitled to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent documents for the preparation of his claim. If the claimant does not file a written request for review within ninety (90) days after receiving written notice of the Plan Administrator’s disposition of the claim, the claimant will be deemed to have accepted the Plan Administrator’s written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to request review within the ninety (90) day period.

(c)	Decision on Review. After receipt by the RPAC of a written application for review of his claim, the RPAC will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The RPAC will notify the claimant of its decision by delivery or by certified or registered mail to his last known address.

A decision on review of the claim will be made by the RPAC at its next meeting following receipt of the written request for review. If no meeting of the RPAC is scheduled within forty-five (45) days of receipt of the written request for review, then the RPAC will hold a special meeting to review such written request for review within such forty-five (45) day period. If special circumstances require an extension of the forty-five (45) day period, the RPAC will so notify the claimant and a decision will be rendered within ninety (90) days of receipt of the request for review. In any event, if a claim is not determined by the RPAC within ninety (90) days of receipt of written submission for review, it will be deemed to be denied.

The decision of the RPAC will be provided to the claimant as soon as possible but no later than five (5) days after the benefit determination is made. The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant ESP provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to arbitration in the case of an adverse decision regarding his appeal. The decision of the RPAC will be final and conclusive.

4.7	Arbitration. In the event the claims review procedure described in Section 4.6 of the ESP does not result in an outcome thought by the claimant to be in accordance with the ESP document, he may appeal to a third party neutral arbitrator. The claimant must appeal to an arbitrator within sixty (60) days after receiving the RPAC’s denial or deemed denial of his request for review and before bringing suit in court. The arbitration will be conducted pursuant to the American Arbitration Association (“AAA”) Rules on Employee Benefit Claims.

The arbitrator will be mutually selected by the claimant and the RPAC from a list of arbitrators who are experienced in nonqualified deferred compensation plan benefit matters that is provided by the AAA. If the parties are unable to agree on the selection of an arbitrator within ten (10) days of receiving the list from the AAA, the AAA will appoint an arbitrator. The arbitrator’s review will be limited to interpretation of the ESP document in the context of the particular facts involved. The claimant, the RPAC and the Employer agree to accept the award of the arbitrator as binding, and all exercises of power by the arbitrator hereunder will be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious. The claimant, RPAC and the Employer agree that the venue for the arbitration will be in Dallas, Texas.    The costs of arbitration will be paid by the Employer; the costs of legal representation for the claimant or witness costs for the claimant will be borne by the claimant; provided, that, as part of his award, the arbitrator may require the Employer to reimburse the claimant for all or a portion of such amounts.

The following discovery may be conducted by the parties: interrogatories, demands to produce documents, requests for admissions and oral depositions. The arbitrator will resolve any discovery disputes by such pre hearing conferences as may be needed. The Employer, RPAC and claimant agree that the arbitrator will have the power of subpoena process as provided by law. Disagreements concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the Employer and the claimant or will be resolved by the arbitrator. All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the Employer and the claimant and the arbitrator will adopt procedures to protect such rights. With respect to any dispute, the Employer, RPAC and the claimant agree that all discovery activities will be expressly limited to matters directly relevant to the dispute and the arbitrator will be required to fully enforce this requirement.

The arbitrator will have no power to add to, subtract from, or modify any of the terms of the ESP, or to change or add to any benefits provided by the ESP, or to waive or fail to apply any requirements of eligibility for a benefit under the ESP. Nonetheless, the arbitrator will have absolute discretion in the exercise of its powers in the ESP. Arbitration decisions will not establish binding precedent with respect to the administration or operation of the ESP.

4.8	Receipt and Release of Necessary Information. In implementing the terms of the ESP, the RPAC and Plan Administrator, as applicable, may, without the consent of or notice to any person, release to or obtain from any other insuring entity or other organization or person any information, with respect to any person, which the RPAC or Plan Administrator deems to be necessary for such purposes. Any Covered Executive or estate claiming benefits under the ESP will furnish to the RPAC or Plan Administrator, as applicable, such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

4.9	Overpayment and Underpayment of Benefits. The Plan Administrator may adopt, in its sole and absolute discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits. If a Covered Executive or his estate receives an underpayment of benefits, the Plan Administrator will direct that payment be made as soon as practicable to make up for the underpayment. If an overpayment is made to a Covered Executive or his estate, for whatever reason, the Plan Administrator may, in its sole and absolute discretion, withhold payment of any further benefits under the ESP until the overpayment has been collected or may require repayment of benefits paid under the ESP without regard to further benefits to which the Covered Executive or his estate may be entitled.

End of Article IV

ARTICLE V

OTHER BENEFIT PLANS OF THE COMPANY

5.1	Other Plans. Nothing contained in the ESP will prevent a Covered Executive before his death, or a Covered Executive’s spouse or other beneficiary after such Covered Executive’s death, from receiving, in addition to any payments provided for under the ESP, any payments provided for under any other plan or benefit program of the Employer, or which would otherwise be payable or distributable to him, his surviving spouse or beneficiary under any plan or policy of the Employer or otherwise. Nothing in the ESP will be construed as preventing the Company or any of its Affiliates from establishing any other or different plans providing for current or deferred compensation for employees and/or members of the Board.

5.2	Controlling Document. In the event that the provisions of any other plan or benefit program of the Employer conflict with any of the provisions contained in the ESP, the provisions of the ESP will control; provided, however, that in the event that a Covered Executive enters into a non-compete agreement as described in Section 3.2(e) and any provisions therein conflict with any of the provisions as set forth in this ESP, the provisions of the non-compete agreement will control.

End of Article V

ARTICLE VI

AMENDMENT AND TERMINATION OF THE ESP

6.1	Continuation. The Company intends to continue the ESP indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in the ESP.

6.2	Amendment of ESP. The Company, through an action of the Compensation Committee may amend the ESP in its sole and absolute discretion, in any respect and at any time; provided, that no amendment may be made that reduces or diminishes the rights of any Covered Executive to the benefits described herein unless the affected Covered Executive receives at least one (1) year’s advance notice of such amendment. Further, such advance notice to the Covered Executive will not be effective to enable the amendment of the ESP in either of the following two scenarios (a) if a Potential Change of Control occurs during the one (1) year notice period, or (b) within twenty four (24) months following a Change of Control.

6.3	Termination of ESP. The Company, through an action of the Compensation Committee, may terminate or suspend the ESP in whole or in part at any time subject to the rules regarding the amendment of the ESP in Section 6.2 (i.e., that one (1) year’s advance notice is required and no such notice will be effective to enable the termination of the ESP if a Potential Change of Control occurs during the one (1) year notice period or within twenty four (24) months following a Change of Control). Notwithstanding any provision of the ESP to the contrary, upon the complete termination of the ESP pursuant to the provisions of this Section 6.3, the Compensation Committee, in its sole and absolute discretion, may direct that the Plan Administrator treat each Eligible Executive as having incurred a Qualifying Termination and to commence the distribution of the benefits described in Article III to each such Eligible Executive or his estate, as applicable, to the extent that the commencement of such distribution comports with the requirements of section 409A of the Code.

6.4	Termination of Affiliate’s Participation. Subject to the period relating to a Change of Control or Potential Change of Control described in Section 6.2, the Company may terminate an Affiliate’s participation in the ESP at any time by an action of the Compensation Committee and providing written notice to the Affiliate. The effective date of any such termination will be the later of the date specified in the notice of the termination of participation or the date on which the Plan Administrator can administratively implement such termination. If an Affiliate is disposed of by the Company pursuant to a stock or asset sale and a Covered Executive employed by such Affiliate is offered a comparable position with the purchaser of such stock or assets and refuses such position, the Covered Executive will not have incurred a Qualifying Termination for purposes of the ESP. Similarly, if an Affiliate is disposed of by the Company pursuant to a stock or asset sale and a Covered Executive employed by such Affiliate is offered a comparable position with the purchaser of such stock or assets and accepts such position, the Covered Executive will not have incurred a Qualifying Termination for purposes of the ESP.

End of Article VI

ARTICLE VII

MISCELLANEOUS

7.1	No Reduction of Employer Rights. Nothing contained in the ESP will be construed as a contract of employment between the Employer and a Covered Executive, or as a right of any Covered Executive to continue in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Covered Executives, with or without cause.

7.2	Successor to the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, exchange, lease, merger, consolidation, or otherwise) to all or substantially all of the property and assets of the Company and its Affiliates taken as a whole, to expressly assume the ESP and to agree to perform under this ESP in the same manner and to the same extent that the Company and its Affiliates would be required to perform it if no such succession had taken place. This Section 7.2 will not require any successor or assign of an Affiliate (whether direct or indirect, by purchase, exchange, lease, merger, consolidation or otherwise) to all or substantially all of the property and assets of such Affiliate to continue the ESP.

7.3	Provisions Binding. All of the provisions of the ESP will be binding upon the Company and its Affiliates and any successor to the Company or any such Affiliate. Likewise, the provisions of the ESP will be binding upon all persons who will be entitled to any benefit hereunder, their heirs and personal representatives.

End of Article VII

IN WITNESS WHEREOF, this Tenet Third Amended and Restated Executive Severance Plan has been executed this 31st day of December, 2013 effective as of November 6, 2013, except as specifically provided otherwise herein.

TENET HEALTHCARE CORPORATION

By:	/s/ Paul Slavin
Paul Slavin, Vice President, Compensation
Benefits and Corporate HR

APPENDIX A

ESP AGREEMENTS

Section 2.1(s) of the Tenet Executive Severance Plan (the “ESP”) provides that each Covered Executive will enter into an ESP Agreement which sets forth the terms and conditions of his benefits under the ESP and a form copy of such agreement will be attached to the ESP as Appendix A.

A-1

TENET EXECUTIVE SEVERANCE PLAN AGREEMENT

THIS EXECUTIVE SEVERANCE PLAN AGREEMENT is made as of             , 20     by and between the Plan Administrator of the Tenet Executive Severance Plan (the “ESP”) on behalf of                              (the “Employer”), and                              (the “Covered Executive”). Capitalized terms used in this Agreement that are not defined herein will have the meaning set forth in the ESP.

1.	Severance Pay with respect to the Covered Executive means . [Note to Drafter: either state it means the same thing as in the ESP or spell out definition that will apply.]

2.	The Severance Period for the Covered Executive will be with respect to a Qualifying Termination that occurs outside the Protection Period and with respect to a Qualifying Termination that occurs during the Protection Period. [Note to Drafter if periods selected vary from existing tables check to make sure new periods comply with section 409A.]

3.	As a condition of obtaining benefits under the ESP the Covered Executive agrees to comply with the restrictive covenants set forth in Section 3.7 of the ESP.

4.	Any dispute or claim for benefits under the ESP must be resolved through the claims procedure set forth in Article IV of the ESP which procedure culminates in binding arbitration. By accepting the benefits provided under the ESP, the Covered Executive hereby agrees to binding arbitration as the final means of dispute resolution with respect to the ESP.

5.	The ESP is hereby incorporated into and made a part of this Agreement as though set forth in full herein. The parties will be bound by and have the benefit of each and every provision of the ESP, as amended from time to time.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on             , 20    .

COVERED EXECUTIVE	EMPLOYER

By:
Paul Slavin, Plan Administrator
Title:

A-2

ATTACHMENT B

SUMMARY OF CERTAIN BENEFITS

Executive is eligible to receive the following benefits upon his Qualifying Termination (as defined in the Tenet Third Amended and Restated Executive Severance Plan as Amended and Restated Effective November 6, 2013 (the “ESP”)) on the Separation Date.

1. Cash Severance. As severance pay under the ESP, Executive is entitled to an amount equal to three (3) times the sum of (a) Executive’s annual base salary as in effect on the Separation Date plus (b) Executive’s target annual bonus (the “Cash Severance”), with such sum to be paid, subject to the remainder of this Paragraph 1, in substantially equal bi-weekly installments over the three (3) years following the Separation Date (the “Severance Period”). All payments under the ESP and the Separation Agreement to which this is attached will be subject to reduction pursuant to Paragraph 2 below, and standard withholdings and other deductions authorized by law. The Cash Severance will be paid in accordance with, and subject to the terms and conditions of, the ESP.

2. SERP. As of the Separation Date, Executive is a participant in the Tenet Healthcare Corporation Ninth Amended and Restated Supplemental Executive Retirement Plan, as amended and restated effective as of November 30, 2015 (the “SERP”). The Parties agree that, as provided in the ESP, Executive will receive additional age and service credit for purposes of the SERP for the Severance Period such that Executive will be entitled to payment of a vested benefit taking into account such additional age and service credit under the SERP in accordance with the terms of the SERP; provided, however, that if Executive is entitled to commence SERP benefits during the Severance Period pursuant to the terms of the SERP, the amount of the Cash Severance payable to Executive pursuant to Paragraph 1 above will be offset (i.e., reduced) by the amount of the SERP benefits payable during the Severance Period.

3. Pro Rata AIP. For the Company’s 2017 fiscal year, the Executive will be eligible to receive a pro-rata Annual Incentive Plan (“AIP”) award (for this purpose, pro-rata shall mean the number of months during the fiscal year in question that Executive is employed by the Company divided by 12, provided that a fraction of a month shall be treated as a whole month) (the “Pro Rata Bonus”), which will be determined based on the applicable fiscal-year performance on a basis no less favorable to the Executive than that applied to executive officers of the Company. Subject to the preceding sentence, the Pro Rata Bonus will be paid in accordance with, and subject to the terms and conditions of, the AIP and ESP.

4. Deferred Compensation. Executive is a participant in the Ninth Amended and Restated Tenet 2001 Deferred Compensation Plan, as amended and restated effective as of May 9, 2012 and the Fourth Amended and Restated Tenet 2006 Deferred Compensation Plan, as amended and restated effective as of November 30, 2015 (collectively, the “DCP”). Following the Separation Date, Executive’s DCP benefits will be paid to him pursuant to the terms of the DCP and Executive’s distribution election under the DCP.

5. Outplacement. The Company will provide Executive with senior outplacement services, which will be paid up to a maximum amount of $25,000 and otherwise in accordance with, and subject to the terms and conditions of, the ESP.

6. Long-Term Incentive Compensation. Subject to Paragraph 9, below, as of his Separation Date, all of Executive’s outstanding equity-based awards and 2017 performance cash awards (collectively, “Long-Term Incentive Awards”) will be treated in accordance with the SIP and any other Equity Plan (in each case, as defined in the ESP) and award agreements pursuant to which they were granted.

7. 401(k). As provided in the ESP and the Company’s 401(k) plan, Executive will not be eligible to contribute to the 401(k) plan with respect to the period following the Separation Date. Executive will retain his vested rights under the 401(k) plan. More information regarding the rollover of the 401(k) balance will be provided under separate cover if such information has not already been provided prior to the date hereof.

8. Continuation Coverage. Executive will be entitled to other benefits required to be provided under applicable law, including COBRA continuation coverage.

9. Additional Eligibility for Vesting of Long-Term Incentive Awards. Subject to the terms and conditions of this Separation Agreement (including this Attachment B), upon Executive’s termination of employment on the Separation Date, (i) all outstanding Long-Term Incentive Awards that vest only on a time basis will continue to time vest during the three-year period commencing on the Separation Date, (ii) all outstanding Long-Term Incentive Awards that vest on a performance basis will remain outstanding and continue to be eligible to vest during the three-year period commencing on the Separation Date and will vest, if at all, according to the achievement of the applicable performance metrics during such period, and (iii) the exercisability period of all outstanding options that are vested as of the Separation Date or that could vest during the three-year period commencing on the Separation Date will continue until the earlier of the expiration of the original term of such options and the third anniversary of the Separation Date. The Company shall treat the Executive no less favorably than continuing executive officers of the Company in determining the extent to which any applicable performance criteria has been achieved. For performance periods that have been completed as of the date of this agreement, determinations of performance achievement already made by the Company’s HR Committee shall be applied. The excess of the Long-Term Incentive Awards that vest (or have the opportunity to vest) under this Paragraph 9 over the Long-Term Incentive Awards that otherwise vest (or have the opportunity to vest) without application of this Paragraph 9 are referred to as “Incremental Awards.” The vesting of the Incremental Awards shall immediately cease, all outstanding Incremental Awards shall be immediately forfeited and Executive shall be required to repay the Company 100% of the value Executive has previously received in respect of any Incremental Awards if Executive engages in any Unauthorized Activity during the three-year period commencing on the Separation Date. For the sake of clarity, any breach of this Paragraph 9 shall not be deemed to be a breach of the Separation Agreement for purposes of the third sentence of Section 9(d) thereof. For this purpose, “Unauthorized Activity” means Executive has engaged, without the written consent of the Company’s then-current principal executive officer, in any (a) actual or potential transaction involving the acquisition or disposition, on a consolidated basis, of 5% or more of the Company’s assets, debt, or equity interests; (b) matter involving or related to any actual or potential change in the composition of the Company’s Board of Directors; or (c) any actual or potential merger, combination, spin-off, split-off, extraordinary dividend, share exchange or other similar corporate transaction involving the Company or any of its subsidiaries or Affiliates, it being understood and agreed that Executive’s voting his shares of stock in the Company or his managing and investing his assets and the assets of his immediate family in the ordinary course will not be considered to be an Unauthorized Activity. A request by Executive for consent to such activities shall be answered within thirty (30) days following receipt by the then-current principal executive officer. Executive agrees that the Board of Directors of the Company will make all determinations arising under this Paragraph 9 (including the number and identity of Incremental Awards, whether Executive has engaged in an Unauthorized Activity and the amount, if any, Executive is required to return to the Company) and any such determination shall be final, binding and conclusive on Executive (and any person claiming through or on behalf of Executive) absent manifest error or bad faith.

ATTACHMENT C

EXECUTIVE’S AGREEMENT TO ESP

TENET EXECUTIVE SEVERANCE PLAN AGREEMENT

THIS EXECUTIVE SEVERANCE PLAN AGREEMENT is made as of April 1, 2013 by and between the Plan Administrator of the Tenet Executive Severance Plan (the “ESP”) on behalf of Tenet Healthsystem Medical Inc. (the “Employer”), and Trevor Fetter (the “Covered Executive”). Capitalized terms used in this Agreement that are not defined herein will have the meaning set forth in the ESP.

1.	This Agreement and the ESP amends, restates, and replaces any prior TESPP Agreement, change of control agreement or the severance provisions of the Covered Executive’s CEO Employment Agreement, if any, and serves as an amendment of such agreement to comply with the provisions of section 409A of the Code, effective as of January 1, 2005, or if later, the effective date of such agreement. By execution of this Agreement, the Covered Executive acknowledges and agrees to such amendment, restatement and replacement of his prior agreement or the severance provisions thereof, as applicable.

2.	As a condition of obtaining benefits under the ESP the Covered Executive agrees to comply with the restrictive covenants set forth in Section 3.7 of the ESP.

3.	Any dispute or claim for benefits under the ESP must be resolved through the claims procedure set forth in Article IV of the ESP which procedure culminates in binding arbitration. By accepting the benefits provided under the ESP, the Covered Executive hereby agrees to binding arbitration as the final means of dispute resolution with respect to the ESP.

4.	The ESP is hereby incorporated into and made a part of this Agreement as though set forth in full herein. The parties will be bound by and have the benefit of each and every provision of the ESP, as amended from time to time.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on April 10, 2013.

COVERED EXECUTIVE	EMPLOYER

/s/ Trevor Fetter	By:	/s/ Paul Slavin
Trevor Fetter Title: President and CEO		Paul Slavin, Plan Administrator

ATTACHMENT D

FAIR TREATMENT PROCESS

Open Door Policy and Fair Treatment Process

We believe that positive employee relations and morale can be best achieved and maintained in a working environment that promotes ongoing and open communication between supervisors and employees, including open and candid discussions of employee problems, concerns and disputes. Tenet, its consolidated subsidiaries, hospitals, healthcare operations and other entities owned or operated by Tenet’s consolidated subsidiaries (“Tenet”) utilize an Open Door Policy designed to encourage employees to openly express their problems, concerns and opinions on any issue related to their employment.

Tenet sincerely hopes that its employees will never have a dispute relating to their employment with the Company. However, Tenet recognizes that disputes sometimes arise between the Company and its employees relating to the employment relationship. Tenet believes that it is in the best interests of both its employees and the Company to resolve employment-related disputes in a forum that provides the fastest and fairest method for resolving such disputes. Therefore, in addition to the Open Door Policy, Tenet has established the Fair Treatment Process (“FTP”), a comprehensive mechanism for resolving employment-related disputes between the Company and its employees. The FTP is a multiple-step process that ultimately provides for final and binding arbitration of such disputes if they are not resolved in any of the previous steps in the process. Tenet employees can use the Open Door Policy and the Fair Treatment Process without fear of retaliation or reprisal.

General

Applicability and Coverage

The FTP applies to all employees, regardless of length of service or status, and covers all disputes relating to or arising out of an employee’s employment with the Company or the termination of employment. The only disputes or claims not covered by the FTP are those listed in the “Exclusions and Restrictions” section below. Examples of the type of disputes or claims covered by the FTP include, but are not limited to, claims for wrongful termination of employment, breach of contract, employment discrimination, harassment or retaliation under the Americans With Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 and its amendments or any state or local discrimination laws, tort claims or any other legal claims and causes of action recognized by local, state or federal law or regulations. An employee’s decision to accept employment or to continue employment constitutes his or her agreement to be bound by the FTP. Likewise, the Company agrees to be bound by the FTP. This mutual agreement to arbitrate claims means that both the employee and the Company are bound to use the FTP process as the only means of resolving employment- related disputes, and thereby agree to forego any right they each may have had to a jury trial on issues covered by the FTP. However, no remedies that otherwise would be available to either party in a court of law will be forfeited by virtue of their agreement to use and be bound by the FTP.

The Dispute Resolution Process

Open Door Policy: Employees are encouraged to first use the Company’s informal Open Door Policy to discuss any problems, concerns or disputes they may have with their supervisor. If this informal method does not resolve the issue, then employees are encouraged to initiate the more formal Fair Treatment Process described below to resolve the issue.

Fair Treatment Process: The FTP consists of the following five steps that an employee generally must follow to obtain a resolution of a problem, concern or dispute:

Step 1: Supervisor

If an informal discussion with the Supervisor did not resolve an employee’s problem, concern or dispute, the employee should promptly contact the Human Resources Department to obtain an FTP Dispute Resolution Form. The employee should complete the form and submit it to his or her supervisor to initiate the FTP. The supervisor will investigate the problem and will attempt to resolve it. The supervisor will respond to the employee in writing on the form as soon as possible, usually within seven working days from the date the employee raised the issue. However, in situations where the employee’s problem relates to the supervisor, and/or the employee does not feel comfortable talking to the supervisor about the problem, the employee may consult with a representative of the Human Resources Department for guidance and go directly to Step 2 in the process.

Step 2: Department Head

If the employee is not satisfied with the supervisor’s response to the problem or dispute, then the employee may take the problem or dispute to the Department Head usually within seven working days of receipt of the response. If the employee wishes to pursue this second step in the FTP, he or she should complete the Section marked “Step 2” on the FTP Dispute Resolution Form and submit that completed form to the Human Resources Department to request that the form be submitted to the Department Head. The Human Resources Department then will submit the FTP Dispute Resolution Form to the Department Head for consideration and response. The Department Head may discuss the problem with both the employee and the employee’s supervisor, and will attempt to resolve it. A written response will be provided to the employee as soon as possible, usually within seven working days of the date the Department Head receives the completed FTP Dispute Resolution Form from the Human Resources Department.

Step 3: Administration

If the response of the Department Head in Step 2 does not resolve the employee’s problem or dispute, the employee may take the problem or dispute to a member of the Facility’s Administration office for reconsideration. If the employee wishes to pursue this third step in the FTP, he or she should complete the section marked “Step 3” on the FTP Dispute Resolution Form and submit the completed form to the Human Resources Department, usually within seven working days from receipt of the response, and request that his or her FTP Dispute Resolution Form be submitted to Facility Administration for consideration and response. The Human Resources Department will submit the FTP Dispute Resolution Form to the appropriate member of Facility Administration for consideration and response. A written response from Administration will be provided to the employee as soon as possible, usually within seven working days of the date the employee requests review under Step 3.

Step 4: FTP Committee

If the response of Facility Administration in Step 3 does not resolve the employee’s problem or dispute, the employee may request that the problem or dispute be submitted to the FTP Committee, usually within seven working days of receipt of the Facility Administration response. The FTP Committee will be convened and administered by the Facility Human Resources Department as well as regional human resources, and usually is the final step in the internal dispute resolution process that is utilized only when the problem could not be resolved during Steps 1, 2, or 3. When the matter is submitted to the FTP Committee, the FTP Committee will meet as soon as possible, usually within 30 days of the employee’s request. The FTP Committee will promptly, objectively and confidentially decide the issue(s) presented to it for consideration. The FTP Committee is discussed in more detail in the “FTP Committee Process” section, below.

Once the problem or dispute has been submitted to the FTP Committee, the Committee will review the facts and make a decision based on the application of Company policy and procedures. The FTP Committee can recommend (1) denial of the remedy the employee has requested, (2) granting of the remedy the employee has requested, or (3) an alternative remedy or resolution consistent with Company policies and procedures. After a recommendation is rendered by the FTP Committee and is approved by the facility CEO, the Human Resources Department will ensure that action(s) required to implement the recommendation of the FTP Committee are initiated promptly. The FTP Committee also has the authority to overturn or modify a corrective or discharge action consistent with Company policies or procedures, and may award back pay, where appropriate; it also has the authority to decide whether or not a Company policy or procedure has been followed. However, the FTP Committee does not have the authority to discipline employees, modify benefit plans, establish or change Company policies or procedures, or award monetary (compensatory or punitive) damages, nor does the decision of the FTP Committee have the effect of setting precedent. The decision of the FTP Committee is subject to review by the Chief Executive Officer of the facility.

The grievances of facility management employees at the Department head level or above and Corporate management employees are not subject to the FTP Committee process in Step 4. Those grievances are processed according to the steps set forth in the “Exclusions and Restrictions” section, below.

Step 5: Final and Binding Arbitration

If the employee does not accept the decision of the FTP Committee in Step 4, then the employee has the right to submit the problem or dispute to final and binding arbitration. The arbitration process is limited to disputes, claims or controversies that a court of law would be authorized or have jurisdiction over to grant relief and that in any way arise out of, relate to or are associated with an employee’s employment with the Company or the termination of employment. The employee understands and agrees that to the extent permitted by law, his or her claim will not be joined with any claim or dispute of another employee in a class, collective, representative or group action. Arbitration under the Fair Treatment Process is limited to individual disputes, claims or controversies that a court of law would be authorized or have jurisdiction over to grant relief. In cases that proceed to arbitration, an impartial and independent arbitrator - chosen by agreement of both parties - will be retained to make a final decision on the employee’s dispute or claim, based on application of Company policies and procedures and applicable law. The arbitrator’s decision is final and binding. The arbitration process is discussed in detail in the “Arbitration Process” section, below.

The FTP Committee Process

Committee Composition: The FTP Committee will consist of five facility employees, and will be chaired by a Human Resources Representative appointed by the regional Human Resources Department. The Chairperson will convene the FTP Committee meeting and will serve as the facilitator for the meeting. The Chairperson is not a voting member of the FTP Committee.

Committee Selection: Five facility employees will be randomly selected jointly by the employee and the facility representative with the assistance of the Human Resources Department to serve on the FTP committee. Three of the Committee members must be non-management employees, and two must be management employees. To ensure objectivity, the FTP Committee members should not be in the same department as the affected employee, should not be familiar with the dispute or have a close relationship with any of the parties or personnel involved in the dispute.

Proceedings: The proceedings of the FTP Committee will be informal and conducted in accordance with the following guidelines:

The Chairperson will convene the meeting, introduce the parties, state the issues to be decided and present any pertinent information, including an explanation of the Company policies and procedures involved, if necessary.

Each party, beginning with the facility representative, will be permitted to present his or her case to the FTP Committee in accordance with such guidelines as to duration and manner of presentation as the Chairperson has established and communicated to the parties before the hearing. The grievant may begin the process with the agreement of both parties.

Any party may present evidence in support of its position, including relevant documents and the testimony of witnesses; but a party may not present the testimony of more than three witnesses unless the Committee decides that there is good cause to allow additional witnesses. The Committee chairperson will determine what evidence will be given. The Committee may permit a party to submit a written statement at the FTP Committee meeting setting forth his or her position and the evidence supporting it. The witnesses must have direct knowledge of the events associated with the grievance.

At any time during the FTP Committee meeting, after the initial opening statement by both parties, the Committee members may ask questions or request information from the parties or from the witnesses.

Immediately following the FTP Committee meeting, the Committee members will convene in private to discuss the case and vote by secret ballot or by an open vote on the issues presented. The Committee decision shall be determined by a majority vote (3 of 5). The Committee’s responsibility shall be to carefully evaluate the facts presented and reach a recommendation based on those facts.

If the FTP Committee decides that it needs additional information during its deliberation in order to reach a decision, it may hear additional testimony and/or consider additional documents.

Once a recommendation has been reached by the FTP Committee, the FTP Committee meeting may be reconvened and, with the parties present, the Chairperson will announce the recommendation. Alternatively, at the option of the Committee Chairperson, the recommendation of the Committee may be communicated to the affected employee by telephone or mail without reconvening the Committee. The Human Resources Department will ensure that all actions required to implement the recommendation of the FTP Committee are carried out promptly.

Responsibilities of FTP Committee Members: The FTP Committee process is an opportunity to participate in a process intended to ensure that employee issues are resolved in a prompt, fair and equitable manner. Employees who serve as FTP Committee members are required to accept the important responsibilities of Committee membership. The issues presented may have serious and long lasting consequences for all persons involved. All employees selected to serve on a FTP Committee must acknowledge their solemn responsibility to (1) render an objective and unbiased decision that is based only on the facts presented and the application of Company policies and procedures, (2) maintain strict confidentiality and not disclose any of the information learned during the process, and (3) participate fully in the FTP Committee process.

The Arbitration Process

If the affected employee wants to appeal the decision of the FTP Committee reached in Step 4 of the process, he or she must obtain and complete a “Request for Arbitration Form” from the Human Resources Department. That form also will serve to confirm the employee’s and the Company’s prior mutual agreement to submit the dispute to final and binding arbitration. The arbitration will be heard by an independent and impartial arbitrator chosen by the employee and the Company. By deciding to arbitrate the dispute, the affected employee also agrees that the remedy, if any, ordered by the arbitrator will be the only remedy as to all matters that are or could have been raised by the employee in the arbitration. As noted above, the employee also agrees that he/she will not join any claim or dispute with the dispute of another employee in a class, collective, representative or group action

The arbitrator’s responsibility is to determine whether Company policies and procedures and applicable laws have been complied with in the matter submitted for arbitration. In fulfilling this responsibility, the arbitrator may interpret Company policies and procedures, but will not have any power to change them. The arbitrator will be requested to render a decision on the matter within 30 days after the arbitration hearing is concluded and post-hearing briefs, if any, are submitted.

The arbitration will be administered by the American Arbitration Association (“AAA”). The Company and the employee will share the cost of the AAA’s filing fee and the arbitrator’s fees and costs, but the employee’s share of such costs shall not exceed an amount equal to one day’s pay (for exempt employees) or eight times the employee’s hourly rate (for non-exempt employee) or the local filing fee, whichever is less. The employee and the Company will be responsible for the fees and costs of their own legal counsel, if any, and for their own other expenses and costs, such as costs associated with witnesses or obtaining copies of hearing transcripts.

Exclusions and Restrictions: Certain issues may not be submitted for review (or exclusive review) under the FTP (“Excluded Issues”) or may be subject to special restrictions (“Restricted Issues”).

Excluded Issues: Workers’ Compensation Claims, any claim involving the construction or application of a benefit plan covered by ERISA, and claims for unemployment benefits are excluded from the FTP. In addition are any non-waivable statutory claims, which may include claims within the jurisdiction of the National Labor Relations Board, wage claims within the jurisdiction of a local or state labor commissioner, or administrative agency charges before the Equal Employment Opportunity Commission or similar local or state agencies, are not subject to exclusive review under the FTP. This means that employees may file such non-waivable statutory claims with the appropriate agency that has jurisdiction over them if they wish, regardless of whether they decide to use the FTP to resolve them. However, if such agency completes its processing of an employee’s claim and the employee decides to pursue further remedies on such claims in a civil action against the Company, the employee must use the FTP (although Steps 1 through 4 may be skipped). In addition, the FTP does not apply to employees covered by a collective bargaining agreement, unless otherwise agreed to by such employees.

Restricted Issues: Sexual harassment Complaints. Due to the sensitive nature of claims of sexual harassment, employees are not required to use Step 1 of the FTP to raise sexual harassment claims if they do not wish to do so. Instead, they should follow the steps in the Company’s policy prohibiting sexual or other unlawful harassment. If the employee is not satisfied with the Company’s response to a claim for sexual harassment, then the employee must use the FTP to resolve the claim of dispute.

Grievances of Management Employees: Facility management employees at the Department Head level or above will use the following FTP steps to submit their grievances for review: Step 1: Immediate Supervisor; Step 2: Chief Executive Officer of the facility; Step 3: Regional Vice President; Step 4: Request for Arbitration. Facility Chief Executive Officers and management employees in the regional or corporate offices will use the following FTP steps to submit their grievances for review unless the parties agree otherwise: Step 1: Immediate Supervisor; Step 2: Next level in the chain of command; Step 3: Next level in the chain of command; Step 4: Request for Arbitration.

Other Important Information

Applicable Law and Procedural Rules: The Federal Arbitration Act, 9 U.S.C. § 1, et seq., will govern arbitrations under the FTP. The applicable Employment Dispute Resolution rules of the AAA will govern the procedures to be used in such arbitrations, unless the parties have agreed otherwise.

Discovery and Amendment of Claims: All discovery shall be conducted in accordance with the Employment Dispute Resolution rules of the AAA. The arbitrator shall have the authority to order discovery sufficient to enable a full and fair exploration of the issues in dispute consistent with the expedited nature of arbitration.

Limitations Periods: Any request for arbitration under the FTP must be made within one year after the event giving rise to the dispute. If the claim was submitted to a federal, state or local agency, then a request for arbitration of that claim must be made within 90 days of the receipt of the agency’s decision. However, if a longer limitations period is provided by a statute governing the claim, then the claim will be subject to the longer limitations period provided by the statute.

Authority of Arbitrator: The arbitrator has the authority to award any remedy that would have been available to the employee had the employee litigated the dispute in court under applicable law, which includes attorney’s fees and costs for the prevailing party, if those would be an available remedy in court.

Representation by Counsel: During Steps 1 through 4 of the FTP, neither the employee nor the Company may be represented by legal counsel, although both the employee and the Company have the right to consult privately with their own counsel at any time at their own expense. Both the employee and the Company may be represented by counsel at arbitration during Step 5 at their own expense. Generally, the Company will be represented by legal counsel at arbitration. The Company will not provide legal advice to employees, but it strongly encourages employees to consult with independent legal counsel of their own choosing if they have any questions about whether they should be represented by legal counsel at arbitration or any other issue related to the arbitration.

Confidentiality: All statements and information made or revealed during the FTP are confidential, and neither the employee nor the Company may reveal any such statements or information, except on a “need to know” basis or a permitted or required by law.

At-Will Employment: Nothing in the FTP shall be construed to create a contract of employment, express or implied, nor does the FTP in any way alter the at-will nature of the employment relationship between the Company and its employees.

Modification to the FTP: The Company will not modify or change the agreement between the Company and its employees to use final and binding arbitration to resolve employment-related disputes, without notifying and obtaining the consent of employees to such changes. However, the Company may change or modify the FTP procedures from time-to-time without advance notice and without the consent of employees.

If you have any questions about the Fair Treatment Process, please contact your supervisor or the Human Resources Department. You can also review the FTP Policy and accompanying forms on e-tenet.

The AAA’s Employment Arbitration Rules can be found: www.adr.org or click here.

ATTACHMENT E

CONSULTING AGREEMENT

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is between Tenet Healthcare Corporation (“Tenet) and Trevor Fetter (“Consultant”). This Agreement is effective as of October 23, 2017 (“Effective Date”) and will terminate no later than December 31, 2017.

WHEREAS, Consultant’s employment with Tenet ended on October 23, 2017;

WHEREAS, the parties have entered into a Separation Agreement and Release dated October 23, 2017 (“Separation Agreement”); and

WHEREAS, the parties desire that Consultant be retained to provide the consulting services specified herein.

NOW, THEREFORE, the parties agree as follows:

1.	Services

Tenet hereby engages Consultant, and Consultant hereby accepts such engagement, as a consultant subject to the terms and conditions of this Agreement. Consultant will provide, as requested by the Executive Chairman, consulting services to assist in the transition of Consultant’s prior management role and responsibilities, including, without limitation, the past or current conduct of Tenet’s business operations, personnel matters, and transactions. Consultant further agrees and acknowledges that he shall be expressly subject to the covenants and other restrictions set forth in the Separation Agreement and that nothing herein is intended to in any way modify, enhance or reduce the scope or duration of such restrictive covenants or Tenet’s obligations to Consultant.

2.	Terms of Payment

During the term of the Agreement, Tenet will pay Consultant a fee of $50,000 per month. For partial months, the fee will be pro-rated based upon the number of days that the Agreement was in effect during such month.

3.	Expenses and Reimbursement

Tenet will reimburse Consultant for his reasonable and appropriate out-of-pocket expenses incurred in connection with providing consulting services under this Agreement in accordance with Tenet’s expense reimbursement policies and subject to receipt, if requested by Tenet, of reasonable and appropriate documentation or receipts.

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4.	Independent Contractor Status

Consultant shall perform his services hereunder as an independent consultant and not as an agent or employee of Tenet or any of its subsidiaries and affiliates. Consultant shall not have the authority to bind Tenet or any of its subsidiaries or affiliates or enter into contracts on behalf of Tenet or any of its subsidiaries or affiliates.

5.	Confidentiality

Consultant expressly acknowledges that the confidentiality obligations set forth in Section 3.7(b) of the Tenet Third Amended and Restated Executive Severance Plan will apply to any “Confidential Information” (as defined therein) that he may receive from Tenet, its affiliates and subsidiaries, or their respective directors or employees, in the course of performing this Agreement.

6.	Taxes

For any payments received under this Agreement, Consultant acknowledges that he is responsible for all applicable city, state, federal or other taxes.

7.	Termination

The Agreement will terminate on December 31, 2017; provided, however, that either party may terminate this Agreement at any time before such date by giving thirty (30) days’ prior written notice to the other party; provided, further, if the Agreement is terminated by Tenet without cause, Consultant shall be entitled to receive the payments in Section 2 through December 31, 2017.

8.	Applicable Law

This Agreement shall be governed by the laws of the State of Texas.

9.	Notices

All notices and other communications in connection with this Agreement shall be in writing and shall be delivered as specified in the Separation Agreement.

[SIGNATURE PAGE FOLLOWS]

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THE PARTIES HEREBY execute this Consulting Agreement:

TENET HEALTHCARE CORPORATION

BY:
NAME: RONALD A. RITTENMEYER
TITLE: EXECUTIVE CHAIRMAN

TREVOR FETTER